Exhibit 4.1

INDENTURE

Dated as of November 13, 2026

among

TKO WORLDWIDE HOLDINGS, LLC,

as Issuer,

TKO GUARANTOR, LLC,

as Holdings,

the other GUARANTORS party hereto,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

6.500% SENIOR SECURED NOTES DUE 2031

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-ii-

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SCHEDULES

Schedule I	Post-Closing Deliverables

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Equal Priority Intercreditor Agreement

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INDENTURE, dated as of November 13, 2026, among TKO Worldwide Holdings, LLC, a Delaware limited liability company (the “Issuer”), TKO Guarantor, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors party hereto (together with Holdings, the “Guarantors”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $1,000,000,000 aggregate principal amount of 6.500% Senior Secured Notes due 2031 (the “Initial Notes”);

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture; and

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Junior Priority Intercreditor Agreement” means with respect to any Indebtedness secured by a Lien on the Collateral intended to rank junior in priority to the Liens on the Collateral securing the Notes Obligations, a customary intercreditor agreement to which the Controlling Collateral Agent is party in form and substance reasonably acceptable to the Controlling Collateral Agent and the Issuer, which agreement shall provide that the Liens on the Collateral securing such Junior Priority Obligations shall rank junior in priority to the Liens on the Collateral securing the Notes Obligations.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business, for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings, the Issuer and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” and the component definitions used therein were references to such Acquired Entity or Business, to the extent it will become or be owned by a Restricted Subsidiary), all as determined on a consolidated basis.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transaction” means any Investment by Holdings, the Issuer or any Restricted Subsidiary in a Person if (a) as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or all or substantially all of the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, Holdings, the Issuer or a Restricted Subsidiary and (b) such Investment will not fundamentally and substantively alter the character of the business of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, from the business conducted by them on the Issue Date and other business activities which are extensions thereof or otherwise incidental, synergistic, complementary, reasonably related, corollary or ancillary to any of the foregoing, and, in each case, any Investment held by such Person.

“Additional Assets” means (1) any property or other assets used or useful in the business of Holdings and its Restricted Subsidiaries, (2) the Equity Interests of a Person that becomes a Restricted Subsidiary of the Issuer as a result of the acquisition of such Equity Interests by the Issuer or another Restricted Subsidiary or (3) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional Equal Priority Obligations” means the Obligations with respect to any Indebtedness having, or intended to have, Equal Lien Priority (but without regard to the control of remedies) relative to the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Equal Priority Intercreditor Agreement (or entered into such other intercreditor agreement having substantially similar terms as the Equal Priority Intercreditor Agreement, taken as a whole).

“Additional Equal Priority Secured Parties” means the holders of any Additional Equal Priority Obligations and any trustee, authorized representative or agent of such Additional Equal Priority Obligations.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01, 4.09 and 4.12, as part of the same series as the Initial Notes.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliate of Holdings (other than the Issuer or any of its Subsidiaries) that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course. “Affiliated Debt Fund” shall include Silver Lake Alpine.

“Agent” means any Registrar or Paying Agent.

“Applicable Percentage” means if the First Lien Leverage Ratio for the most recently ended Test Period as of such time is (i) greater than 1.55 to 1.00, 100%, (ii) greater than 1.30 to 1.00 but less than or equal to 1.55 to 1.00, 50% and (iii) equal to or less than 1.30 to 1.00, 0%, in each case calculated after giving Pro Forma Effect to the applicable Asset Sale and any related prepayment.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 15, 2028 (such redemption price being set forth in the table appearing in Section 3.07(b)), plus (ii) all required interest payments due on such Note through November 15, 2028 (excluding accrued but unpaid interest to the Redemption Date), computed by the Issuer on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer, and neither such calculation nor the correctness thereof shall be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, transfer, lease, license or other disposition of any asset of Holdings, the Issuer or any of the Restricted Subsidiaries; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary;

(in each case, in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise) (each, a “Disposition”) in each case, other than:

(a) (i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings, the Issuer and the Restricted Subsidiaries (including allowing any intellectual property (and any related registration or application) that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated or be cancelled) and (iii) the expiration of intellectual property at the end of its maximum statutory term;

(b) Dispositions of inventory and other assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition is promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision for like-kind property (and any boot thereon) and for use in a Similar Business;

(d) Dispositions of property to Holdings, the Issuer or a Restricted Subsidiary; provided that if the transferor in such a transaction is the Issuer or a Guarantor, then either (i) the transferee must be the Issuer or a Guarantor, (ii) to the extent constituting an Investment in a Restricted Subsidiary that is not the Issuer or a Guarantor, such Investment must be an Investment in a Restricted Subsidiary that is not the Issuer or a Guarantor permitted by the definition of “Permitted Investments” or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Disposition is for fair market value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not the Issuer or a Guarantor permitted by the definition of “Permitted Investments”;

(e) Dispositions permitted by Section 5.01, any Investments permitted by the definition of “Permitted Investments,” Restricted Payments and prepayments, purchases and redemptions of Indebtedness permitted by Section 4.07 and Liens permitted by Section 4.12, in each case, other than by reference to this clause (e);

(f) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of (A) accounts receivable or participations therein, in the ordinary course of business or consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or other third parties) or in connection with the collection or compromise thereof and (B) Securitization Assets pursuant to any Qualified Securitization Facility;

(i) leases, subleases, service agreements, covenants not to sue, licenses or sublicenses (including agreements involving the provision of software under an open source license, in copy or as a service, and related data and services), in each case that do not materially interfere with the business of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k) Dispositions resulting in aggregate Net Proceeds not exceeding the greater of (x) $370,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis in the case of any single transaction or series of related transactions;

(l) Dispositions of Investments in joint ventures, including to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of Holdings, the Issuer and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) Dispositions by a captive insurance subsidiary of Investments;

(p) Dispositions of property for fair market value having an aggregate purchase price after the Issue Date not to exceed the greater of (A) $490,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period at the time of such Disposition, with amounts not used in any fiscal year carried forward to succeeding years;

(q) the sale or discount (with or without recourse) (including by way of assignment or participation) of other Securitization Assets, receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Qualified Securitization Facility;

(r) the unwinding of any Swap Obligations or Cash Management Obligations;

(s) Dispositions which are part of a Tax Restructuring;

(t) additional Dispositions; provided that after giving effect to such Disposition on a Pro Forma Basis, the First Lien Leverage Ratio is equal to or less than 4.00 to 1.00, calculated on a Pro Forma Basis; and

(u) Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Issuer in good faith.

“Asset Sale Offer” has the meaning set forth in Section 4.10.

“Available Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of Holdings, the Issuer or any Restricted Subsidiary as of such date to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on Holdings, the Issuer or any Restricted Subsidiary.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings, the Issuer and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capitalized Leases” means, all leases that have been or should be recorded as capitalized leases, in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Issuer and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Issuer and the Restricted Subsidiaries.

“Cash Equivalents” means, as at any date of determination:

(a) dollars, euro, British Pound Sterling, Australian dollars, Swiss Francs, Canadian dollars, Yuan or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;

(c) time deposits or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Senior Secured Credit Facilities or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the lenders under the Senior Secured Credit Facilities) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary is organized or maintains its chief executive office and principal place of business, provided such country is the United Kingdom, India, China, Australia, a member nation of the European Union whose legal tender is the British Pound Sterling or the euro or a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary is organized or doing business, provided such country is the United Kingdom, India, China, Australia, a member state of the European Union or a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing all or substantially all of their assets in securities of the types described in clauses (a) through (k) above.

“Cash Management Obligations” means obligations of Holdings, the Issuer or any Restricted Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) netting services, employee credit or purchase card programs and similar arrangements, (c) letters of credit and (d) other services related, ancillary or complementary to the foregoing (including Cash Management Services).

“Cash Management Services” means any (A) overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, (B) corporate credit and purchasing cards and related programs, (C) letters of credit or bank guarantees or (D) automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means (a) the failure of Holdings, directly or indirectly through wholly-owned subsidiaries that are Guarantors (including, for the avoidance of doubt, through wholly-owned subsidiaries that are subsidiaries of the Issuer), to own all of the Equity Interests in the Issuer, (b) the acquisition of beneficial ownership by any Person or group, other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), of Equity Interests representing 50% or more of the aggregate votes entitled to vote for the election of directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders or (c) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, to a Person (other than Holdings, the Issuer or any of the Restricted Subsidiaries or one or more Permitted Holders), in the case of each of clauses (b) and (c), and any other Person or group, other than one or more Permitted Holders or any Parent Entity, is or becomes the beneficial owner of more than 50% of the total voting power of the Voting Equity Interests of such Person or group holding Equity Interests or the transferee Person in such sale or transfer of assets, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (b) of this definition, (iv) a Person or group (other than Permitted Holders) shall not be deemed to beneficially own (x) Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (y) Equity Interests solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (v) a Person or group (other than Permitted Holders) will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent and (vi) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents as security for the Notes Obligations.

“Collateral Agent” means (1) in the case of any Senior Secured Credit Facilities Obligations, the Senior Secured Credit Facilities Collateral Agent, (2) in the case of the Notes Obligations, the Notes Collateral Agent and (3) in the case of any Additional Equal Priority Obligations, the collateral agent, administrative agent or the trustee with respect thereto.

“Collateral Agreement” means the First Lien Notes Collateral Agreement, to be dated as of the Issue Date, among the Issuer, the Guarantors party thereto and the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in calculating such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xi) thereof,

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, local and provincial income, franchise, property, excise, value added and similar taxes based on income, profits, revenue, gross receipts or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any payments to a Parent Entity pursuant to Section 4.07(b)(vi) or (xvi) in respect of taxes,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures, customer acquisition costs, conversion costs, contract acquisition costs, internal labor costs, incentive payments and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other capitalized costs, and amortization charges related to goodwill and other intangible assets),

(iv) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi) (A) the amount of management, monitoring, consulting, advisory and transaction fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsors, Endeavor Parent or Parent or any other Permitted Holder (or any management company on behalf of any of the foregoing) (including any termination fees payable in connection with the early termination of management and monitoring agreements), (B) the amount of payments made to option, phantom equity or profits interest holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equityholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Notes Documents and (C) the amount of fees, expenses and indemnities paid or accrued to directors and all general administrative costs relating to board meetings, including of Holdings or any direct or indirect parent thereof,

(vii) (A) the amount of any fee, loss, discount, charge, expense, cost, accrual or reserve of any kind incurred or accrued in connection with sales of receivables and related assets in connection with any Qualified Securitization Facility and (B) Securitization Fees and the amount of loss on sale of receivables and related assets to the Securitization Subsidiary in connection with a securitization financing,

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (e) below for any previous period and not added back,

(ix) any costs or expenses incurred by Holdings, the Issuer or any Restricted Subsidiary pursuant to any management equity plan or equity option or phantom equity plan or any other management or employee benefit plan or agreement, any long-term incentive plan, any severance agreement or any equity subscription or equityholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(x) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xi) expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,

(xii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs,

(xiii) other add backs and adjustments reflected in a quality of earnings report provided by a “big four” accounting firm with respect to any Permitted Acquisition or other Investment (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods), and

(xiv) any expenses reimbursed in cash during such period by non-Affiliate third parties (other than Holdings, the Issuer or any of its Subsidiaries),

plus

(b) without duplication (1) the amount of “run rate” cost savings, operating expense reductions, revenue enhancements, actioned price increases and synergies (including revenue synergies) (collectively, “Run Rate Benefits”) related to any Specified Transaction or any Tax Restructuring or other restructuring, cost saving initiative, actioned price increase, new contract or other initiative projected by Holdings in good faith to be realized as a result of actions that have been taken or initiated (including actions initiated prior to the Issue Date) or are expected to be taken or initiated (in the good faith determination of Holdings), including any Run Rate Benefits, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of Holdings, the Issuer or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Issuer), which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Run Rate Benefits had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions; provided that (A) such Run Rate Benefits are reasonably quantifiable and factually supportable, (B) no Run Rate Benefits shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Run Rate Benefits that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such Run Rate Benefits, expenses and charges with respect to a joint venture that are to be allocated to Holdings, the Issuer or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period and (2) the full run rate estimated benefit increase from new or amended contracts or replacement contracts or letters of intent (any such new, amended or replacement contract or letter of intent, a “New Contract”) entered into or coming into effect during any period or any volume or price increase that takes effect under any existing contract or amended or replacement contract during any period, in each case as if such New Contract had been entered into or come into effect, or such volume or price increase had taken effect, as of the first day, and for the entirety of, such period;

plus

(c) without duplication, increases in Consolidated EBITDA projected by Holdings in good faith to result from Permitted Acquisitions or transactions involving new or expanded services, facilities, lines of business or operations, in each case which have been consummated or are reasonably expected to be consummated pursuant to agreements or letters of intent that have been entered into with respect thereto, as applicable, by Holdings, the Issuer and/or any Restricted Subsidiary, in each case attributable to the applicable transaction and to the extent reasonably identifiable and factually supportable;

plus

(d) the net amount, if any, of the difference between (solely to the extent the amount in the following clause (A) exceeds the amount in the following clause (B)): (A) the deferred revenue of Holdings, the Issuer and the Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (B) the deferred revenue of Holdings, the Issuer and the Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, in each case, calculated without giving effect to adjustments (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries) related to the application of recapitalization accounting or acquisition accounting;

less

(e) without duplication and to the extent included in calculating such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for Holdings, the Issuer and the Restricted Subsidiaries in accordance with GAAP; provided that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication and, other than with respect to any Material Acquisition, at the option of Holdings (1) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Issuer or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period, in each case based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings, the Issuer or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at Holdings’ election only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or

Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).

“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt that is secured by a Lien on a material portion of the Collateral that has the same or senior priority (but without regard to the control of remedies) as the Liens on the Collateral securing the Equal Priority Obligations minus (b) Available Cash.

“Consolidated Fixed Charges” means, with respect to Holdings, the Issuer and the Restricted Subsidiaries, on a consolidated basis, for any period, the sum of (without duplication):

(a) Consolidated Interest Expense for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred Equity Interests of such Persons made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Persons made during such period.

“Consolidated Interest Expense” means the sum of cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, the Issuer and the Restricted Subsidiaries with respect to all outstanding Indebtedness for borrowed money of Holdings, the Issuer and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements with respect to Indebtedness but excluding, for the avoidance of doubt, (i) amortization of (A) deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting) and (B) any costs or expenses incurred in connection with any amendment or modification of Indebtedness (whether or not consummated), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates or currency, (iv) Securitization Fees, commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Securitization Facility, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow), (xiii) administrative agency or trustee fees and (xiv) any expense arising from any bridge, structuring, arrangement, commitment and/or other financing fee (including fees and expenses associated annual agency fees).

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Available Cash.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ pre-opening costs, opening costs, lease termination costs, processor termination or migration costs, closing and/or consolidation costs, start-up costs and other business optimization and rationalization expenses (including related to new product introductions, the consolidation of technology platforms and other strategic or cost saving initiatives and any costs or expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs or employee redundancy or termination costs), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities, branches, data centers and/or offices (including, without limitation, costs incurred in respect of leased premises, including related to build out and the relocation of personnel and equipment), lease breakage costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof),

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c) [reserved],

(d) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to Holdings, the Issuer or a Restricted Subsidiary thereof during such period,

(e) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including any related bonus expense), Investment, asset disposition, issuance or repayment, redemption or repurchase of debt, issuance, redemption or repurchase of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and including any fees or legal expenses related to the on-going administration of any debt instrument) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g) accruals and reserves that are established or adjusted in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h) all Non-Cash Compensation Expenses,

(i) any income (loss) attributable to deferred compensation plans or trusts,

(j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Holdings, the Issuer or any Restricted Subsidiary in respect of such investment),

(k) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the election of Holdings, only when and to the extent such operations are actually disposed of),

(l) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m) any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances (including Indebtedness and gain or loss relating to translation of assets and liabilities) and other balance sheet items,

(n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities),

(p) solely for the purpose of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to Holdings, the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(q) any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period,

(r) any reserves, accruals or obligations accrued by Holdings, the Issuer or any of their respective Subsidiaries for any federal and state employment tax liabilities, including social security, federal unemployment, state unemployment and state disability taxes, deducted in the calculation of net income during such period, less the amount of such obligations paid in cash with respect to such period, and

(s) earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (s) above if any such item individually is less than $3,000,000 in any fiscal quarter.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Issuer and the Restricted Subsidiaries), as a result of any acquisition or Investment consummated prior to the Issue Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received (or reasonably expected to be received) or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Issue Date (net of any amount so included in any prior period to the extent not so received or reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on a material portion of the Collateral minus (b) Available Cash.

“Consolidated Total Assets” means, as of any determination date, with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recently ended Test Period as of such time determined on a Pro Forma Basis.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, (a) undrawn letters of credit, (b) Swap Obligations, (c) all undrawn amounts under revolving credit facilities, (d) all outstanding revolving loans and swingline loans incurred for working capital purposes, in connection with any acquisition or Investment or for Capital Expenditures of Holdings, the Issuer and the Restricted Subsidiaries, and (e) all obligations relating to any Qualified Securitization Facility), in each case of Holdings, the Issuer and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any Permitted Acquisition or other Investment or other similar transaction); provided that “Consolidated Total Debt” (and corresponding definitions of “Consolidated First Lien Debt” and “Consolidated Secured Debt”) shall exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Available Cash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (1) until the Non-Controlling Collateral Agent Enforcement Date (as defined in the Equal Priority Intercreditor Agreement), the Senior Secured Credit Facilities Collateral Agent and (2) from and after the Controlling Collateral Agent Change Date, the Major Non-Controlling Collateral Agent (as defined in the Equal Priority Intercreditor Agreement).

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at 60 Livingston Avenue, St. Paul, Minnesota 55107, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business in relation to this Indenture shall be conducted.

“Credit Facilities” means one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Declined Proceeds” means the aggregate amount of any Net Proceeds that are declined by the Holders of the Notes or holders of Equal Priority Obligations in connection with any prepayment, Asset Sale Offer or Advance Offer made by Holdings, the Issuer or any Restricted Subsidiary in accordance with Section 4.10.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings, the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Derivative Instrument” means with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets (including, without limitation, a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of any securities of the Issuer and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Disposed EBITDA” means with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Issuer and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests and other than solely as a result of the occurrence of an “asset sale,” “condemnation event,” a “change of control” or similar event; provided, however, that if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Issuer or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Issuer or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Endeavor Parent” means Endeavor Group Holdings, Inc., a Delaware corporation.

“Equal Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral (but without regard to control of remedies) and is subject to the Equal Priority Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Equal Priority Intercreditor Agreement, taken as a whole).

“Equal Priority Intercreditor Agreement” means the first lien intercreditor agreement, dated as of the Issue Date, among the Notes Collateral Agent, the Senior Secured Credit Facilities Collateral Agent, the Issuer, the Guarantors and any Additional Equal Priority Secured Parties from time to time party thereto, substantially in the form of Exhibit E hereto (as the same may be amended, restated, renewed, replaced or otherwise modified from time to time).

“Equal Priority Obligations” means, collectively, (1) the Senior Secured Credit Facilities Obligations, (2) the Notes Obligations and (3) each Series of Additional Equal Priority Obligations.

“Equal Priority Secured Parties” means collectively, (1) the Senior Secured Credit Facilities Secured Parties, (2) the Notes Secured Parties and (3) any Additional Equal Priority Secured Parties.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (excluding, for the avoidance of doubt, any debt security that is convertible or exchangeable into any of the foregoing).

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Issuer or any Parent Entity (excluding Disqualified Equity Interests), other than:

(1) public offerings with respect to the Issuer or any Parent Entity’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Issuer.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Event of Default” has the meaning set forth under Section 6.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended (with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Exchange Rate” means, on any day, for purposes of determining the dollar equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Issuer in good faith for such foreign currency, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means the following:

(1)	any fee-owned real property;

(2)	all leasehold interests in real property;

(3)

any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction);

(4)

any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Notes Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction;

(5)

margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than the Issuer or any Guarantor) under the terms of, any applicable Organizational Documents, joint venture agreement or equityholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than the Issuer and wholly-owned Restricted Subsidiaries;

(6)

assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings or one of its subsidiaries as reasonably determined by Holdings in good faith (it being understood that any such determination made by Holdings that is consistent with any determination made with respect to the Senior Secured Credit Facilities in consultation with the Senior Secured Credit Facilities Administrative Agent shall be deemed to be reasonable and in good faith);

(7)	any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(8)

any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Issuer or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition;

(9)	Voting Equity Interests of (i) any Foreign Subsidiary that is a CFC or (ii) any FSHCO, in each case, in excess of 65% of the Voting Equity Interests of any such Foreign Subsidiary or any FSHCO;

(10)

receivables and related assets (or interests therein) (A) sold to any Securitization Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Qualified Securitization Facility;

(11)

commercial tort claims with a value of less than $20,000,000 and letter-of-credit rights with a value of less than $20,000,000 (except to the extent a security interest therein can be perfected by a UCC filing);

(12)	Vehicles and other assets subject to certificates of title;

(13)	any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof;

(14)	any and all assets and personal property owned or held by any Subsidiary that is not the Issuer or a Guarantor (including any Unrestricted Subsidiary);

(15)	any Equity Interest in Unrestricted Subsidiaries;

(16)

cash and Permitted Investments (as defined in the credit agreement governing the Senior Secured Credit Facilities) (other than cash and such Permitted Investments to the extent constituting proceeds of Collateral);

(17)

any proceeds from any issuance of Indebtedness permitted to be incurred under this Indenture that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Permitted Investments (as defined in the credit agreement governing the Senior Secured Credit Facilities) set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Permitted Investments prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose; or

(18)

so long as the Senior Secured Credit Facilities remain outstanding, any asset that is not pledged and is not required to be pledged to secure obligations arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the Senior Secured Credit Facilities (and any related document) as a result of any determination made thereunder, or by amendment, waiver or otherwise);

provided, however, that Excluded Assets shall not include any assets that are pledged to secure obligations arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the credit agreement governing the Senior Secured Credit Facilities (and any related documents) or any amendment or otherwise).

“fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by Holdings.

“FIFA” means the Fédération Internationale de Football Association.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Issuer.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Issuer) that has no material assets other than Equity Interests and/or Indebtedness in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if Holdings or the Issuer notifies the Holders that it has elected to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any subsidiary at “fair value,” as defined therein.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grandfathered Unrestricted Subsidiaries” means each of (a) Zuffa Fitness, LLC, a Nevada limited liability company, (b) Zuffa Zen, LLC, a Nevada limited liability company, (c) Zuffa Terra, LLC, a Delaware limited liability company, (d) Zuffa Aviation, LLC, a Nevada limited liability company, (e) Zuffa Torrey Pines Landco, LLC, a Nevada limited liability company, (f) Zuffa Land Holdings, LLC, a Nevada limited liability company, (g) Zuffa Landco, LLC, a Nevada limited liability company, (h) ZL II, LLC, a Delaware limited liability company and (i) ZL III, LLC, a Nevada limited liability company.

“Grantor” means the Issuer and any Guarantor.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings, each Subsidiary Guarantor and each other Affiliate of the Issuer that guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Swap Obligations, any counterparty to such Swap Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of Holdings solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (ii) obligations under or in respect of any Qualified Securitization Facility, (iii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement or (iv) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.

Notwithstanding the foregoing, other than in connection with making an LCT Election, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall not be deemed to represent Available Cash for purposes of calculating the First Lien Leverage Ratio, Secured Leverage Ratio or Total Leverage Ratio); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercreditor Agreements” means (i) the Equal Priority Intercreditor Agreement or other customary intercreditor agreement to which the Notes Collateral Agent is party and in form and substance substantially similar to the Equal Priority Intercreditor Agreement or otherwise reasonably acceptable to the Notes Collateral Agent entered into after the Issue Date in accordance with Section 9.01(18) and (ii) any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement entered into after the Issue Date in accordance with Section 12.08(l) and Section 9.01(18).

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” means May 15 and November 15 of each year to stated maturity, commencing on May 15, 2027.

“Investment Grade Event” means (1) the Notes have Investment Grade Ratings from any two of the Rating Agencies and (2) no Event of Default shall have occurred and be continuing under this Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (b) of the definition of “Rating Agency.”

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Issuer and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto, and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 4.07, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).

“Issue Date” means November 13, 2026.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Financing” means any Material Indebtedness of the Issuer or any Guarantor (other than any permitted intercompany Indebtedness owing to Holdings, the Issuer or any Restricted Subsidiary) that is contractually subordinated in right of payment to the Notes Obligations.

“Junior Lien Priority” means, with respect to specified Indebtedness, that such Indebtedness is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Senior Priority Obligations and is subject to a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Junior Priority Collateral Agent” means the Junior Priority Representative for the holders of any initial Junior Priority Obligations.

“Junior Priority Intercreditor Agreement” means an intercreditor agreement among the Notes Collateral Agent, the applicable Junior Priority Collateral Agent(s) and other parties thereto (as the same may be amended, restated, renewed, replaced or otherwise modified from time to time).

“Junior Priority Obligations” means the Obligations with respect to any Indebtedness having Junior Lien Priority relative to the Notes Obligations; provided that such Lien is permitted to be incurred under this Indenture, and provided, further, that the holders of such indebtedness or their Junior Priority Representative shall become party to a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement.

“Junior Priority Representative” means any duly authorized representative of any holders of Junior Priority Obligations, which representative is named as such in a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or any joinder thereto.

“Junior Priority Secured Parties” means the holders from time to time of any Junior Priority Obligations, the Junior Priority Collateral Agent and each other Junior Priority Representative.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) (i) any Acquisition Transaction or any other acquisition or Investment permitted by this Indenture and (ii) Investments, the incurrence or issuance of Indebtedness and Liens, repayments, repurchases, redemptions or refinancing of Indebtedness, Restricted Payments and the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries as such, in each case, in connection with any of the transactions described in the foregoing clause (i), (b) any repayment, repurchase, redemption or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice, which may be conditional) is required to be delivered and (c) any dividends or distributions on, or redemptions of, Equity Interests not prohibited by this Indenture declared or requiring irrevocable notice in advance thereof.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Facility.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Investors” means current, future and/or former directors, officers, partners, members and employees of any Parent Entity (including Parent), Holdings, the Issuer and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors (including Patrick Whitesell and Mark Shapiro) and any such Persons who become holders of Equity Interests in the Issuer (or any direct or indirect parent thereof).

“Material Acquisition” means any acquisition by the Issuer or any Restricted Subsidiary for consideration (including any assumed Indebtedness) in an aggregate amount equal to or greater than the lesser of (a) $615,000,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period at such time.

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Issuer and the Guarantors, taken as a whole, to perform their payment obligations under the Notes Documents or (c) the rights and remedies of the Trustee and the Holders (taken as a whole) under the Notes Documents.

“Material Indebtedness” means, on any date of determination, any Indebtedness for borrowed money (other than the Notes Obligations), Capital Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Issuer and the Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (a) $615,000,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis; provided that in no event shall any Qualified Securitization Facility be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Issuer or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter or that is designated by Holdings as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter.

“Maturity Date” means November 15, 2031.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received and (ii) in the case of a Casualty Event, insurance proceeds, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Issuer and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback Transaction or Casualty Event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that Holdings, the Issuer and/or any Restricted Subsidiary receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by Holdings, the Issuer and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Notes and any Indebtedness that is secured by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies) or junior in priority to the Lien on the Collateral securing the Notes Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Issuer and the Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by Holdings, the Issuer or the Restricted Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable), including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds from a Foreign Subsidiary and the amount of Restricted Payments made to pay all taxes (to the extent permitted under Section 4.07) in connection with such event (including Permitted Tax Distributions and other Restricted Payments with respect to the payment of Taxes from such event), and the amount of any reserves established by Holdings, the Issuer and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Issuer at such time of Net Proceeds in the amount of such reduction.

“Net Short” means, with respect to a Holder or beneficial owner of the Notes, as of the date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that the foregoing clause (i) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“New Project” means (a) each facility which is either a new facility, branch, data center or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, data center or office owned by the Issuer or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Recourse Indebtedness” means, with respect to any Restricted Subsidiary, any asset-based facilities or local working capital lines of credit incurred by such Restricted Subsidiary in the ordinary course of business or consistent with past practice to the extent non-recourse to the Issuer and the Guarantors so long as (x) such Indebtedness is not secured by assets constituting Collateral and (y) none of the Issuer or any of the Guarantors has guaranteed such Indebtedness.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent for the Holders of the Notes under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees, the Security Documents, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the purchase agreement and any other document related to the issuance of the Notes, as may be amended or supplemented from time to time.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Note Guarantees and the Security Documents relating to the Notes.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders.

“Obligations” means any principal, interest, fees and expenses (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses is an allowed or allowable claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the Offering Circular dated November 5, 2026 relating to the offering of the Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or any other officer designated by any such individuals of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Issuer.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” means TKO Operating Company, a Delaware limited liability company.

“Parent Entity” means any Person that is a direct or indirect parent of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means an Acquisition Transaction; provided that after giving effect to any such purchase or other acquisition, no “Event of Default” described under Section 6.01(a)(1), (2), or (6) shall have occurred and be continuing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings, the Issuer or a Restricted Subsidiary and another Person.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or, if more than 60 days overdue either (i) that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which Holdings determines in good faith that the failure to make such payment would not have a Material Adverse Effect;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or construction contractors’ Liens, and other similar Liens (including contractual landlord liens) in each case so long as such Liens arise in the ordinary course of business or consistent with past practice or industry norm and secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, either (i) no other action has been taken to enforce such Lien, (ii) such amount is being contested in good faith and by appropriate proceedings for which appropriate reserves are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment would not have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business or consistent with past practice or industry norm (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Issuer or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, commercial contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices or industry norm;

(e) easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an “Event of Default” under clause (5) of the definition thereof;

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 4.09;

(h) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i) Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made, or Liens in respect of operating leases entered into by Holdings or any of its Subsidiaries.

“Permitted Holder” means any of (a) the Sponsors, (b) any of the Management Investors and their Permitted Transferees and (c) any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which any of the foregoing Persons referenced in clauses (a) and/or (b) of this definition are members and any member of such group; provided that, in the case of this clause (c), without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clause (a) or (b) of this definition) owns, directly or indirectly, capital stock representing more than 50.0% of the total voting power of the Voting Equity Interests of the Issuer or Holdings.

“Permitted Investments” means:

(a)	cash or Investments that were Cash Equivalents at the time made;

(b)

loans or advances to officers, directors, employees and other service providers of Holdings, the Issuer and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings or the Issuer in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of $245,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(c)	Investments by Holdings, the Issuer or any Restricted Subsidiary in any of Holdings, the Issuer or any Restricted Subsidiary;

(d)	Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)	Investments consisting of extensions of trade credit in the ordinary course of business;

(f)

Investments existing on the Issue Date by Holdings, the Issuer or any Restricted Subsidiary in Holdings, the Issuer or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Indenture;

(g)	Investments in Swap Agreements permitted under Section 4.09;

(h)	promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 4.10;

(i)	Permitted Acquisitions;

(j)	[reserved];

(k)	Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)

Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)

loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 4.07(b);

(n)

other Investments and other acquisitions so long as, at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (n) after the Issue Date, shall not exceed the greater of $1,225,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(o)	[reserved];

(p)	advances of payroll payments to employees and other service providers in the ordinary course of business, consistent with past practice or consistent with industry norm;

(q)

Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof); provided that (i) such amounts used pursuant to this clause (q) shall not increase the Available Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) shall otherwise be permitted by this Indenture;

(r)

Investments of a Subsidiary acquired after the Issue Date or of a Person merged or consolidated with any Subsidiary in accordance with this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)

Investments in subsidiaries of the Issuer in connection with internal reorganizations and/or any Tax Restructuring; provided that after giving effect to any such activities, the security interests of the Notes Collateral Agent in the Collateral for the benefit of the Holders, taken as a whole, would not be materially impaired;

(t)

Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted under Section 4.09, Section 4.12, Section 5.01, Section 4.10 and Section 4.07, respectively, in each case, other than by reference to this clause (t);

(u)

additional Investments; provided that after giving effect to such Investment on a Pro Forma Basis either (i) the Interest Coverage Ratio is no less than the lesser of (x) the Interest Coverage Ratio in effect immediately prior to the making of such Investment and (y) 1.75 to 1.00 or (ii) the Total Leverage Ratio is equal to or less than the greater of (x) the Total Leverage Ratio in effect immediately prior to the making of such Investment and (y) 5.25 to 1.00;

(v)

contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Issuer;

(w)

to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(x)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(y)

any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (y), together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (y), shall not exceed the greater of (A) $1,350,000,000 and (B) 55% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(z)

Investments in Unrestricted Subsidiaries and any Person of which the Issuer or any Restricted Subsidiary owns any Equity Interest; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (z), together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (z), shall not exceed the greater of (A) $1,225,000,000 and (B) 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(aa)

Investments in Subsidiaries in the form of Securitization Assets required in connection with a Qualified Securitization Facility (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from Holdings, the Issuer or the Restricted Subsidiaries or to otherwise fund required reserves);

(bb)	Investments by a captive insurance subsidiary in accordance with any investment policy or any insurance statutes or regulations applicable to it;

(cc)

guarantees by the Issuer or any of the Restricted Subsidiaries of leases (other than Capitalized Leases), contracts or other obligations of the Issuer or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(dd)	to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business; and

(ee)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b).

“Permitted Liens” means:

(i) (1) Liens securing Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted or deemed to be permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i), (2) Liens securing the Notes (other than any Additional Notes) and the related Note Guarantees and any Permitted Refinancing thereof and (3) Liens securing Indebtedness incurred pursuant to Section 4.09(b)(xxxii);

(ii) Permitted Encumbrances;

(iii) Liens existing on the Issue Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted under Section 4.09;

(iv) Liens securing Indebtedness permitted under Section 4.09(b)(vi) or (b)(xxviii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, improvement or Sale Leaseback Transaction (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases, sublicenses or covenants not to sue (whether or not on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not (A) interfere in any material respect with the business of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (C) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to the definition of “Permitted Investments” to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to such Investment or any Disposition permitted under Section 4.10 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 4.10, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (C) with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 4.09 in connection with customary redemption provisions for escrow financings, and contingent on the consummation of any Investment, Disposition or Restricted Payment permitted by the definition of “Permitted Investments”, under Section 4.10 or under Section 4.07;

(ix) Liens on property of any Restricted Subsidiary that is not the Issuer or a Guarantor, which Liens secure Indebtedness or other obligations of such Restricted Subsidiary or another Restricted Subsidiary that is not the Issuer or a Guarantor, in each case in the case of Indebtedness permitted under Section 4.09(a);

(x) Liens granted by a Restricted Subsidiary that is not the Issuer or a Guarantor in favor of the Issuer or a Guarantor, Liens granted by a Restricted Subsidiary that is not the Issuer or a Guarantor in favor of a Restricted Subsidiary that is not the Issuer or a Guarantor and Liens granted by the Issuer or a Guarantor in favor of the Issuer or a Guarantor;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Issue Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(xii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases constituting Capital Lease Obligations), subleases, licenses or sublicenses entered into by any of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of “Cash Equivalents”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Issuer and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by Holdings, the Issuer or any of the Restricted Subsidiaries are located;

(xviii) (A) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (B) deposits and Liens on cash securing obligations to insurance companies with respect to insurable liabilities;

(xix) Liens on the Collateral securing Indebtedness permitted pursuant to Section 4.09(a) or Section 4.09(b)(xxvii); provided that if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to an Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable;

(xx) other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $1,225,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(xxi) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxii) Liens on Securitization Assets incurred in connection with any Qualified Securitization Facility;

(xxiii) (A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(xxiv) Liens on cash or Cash Equivalents securing swap agreements in the ordinary course of business in accordance with applicable Requirements of Law;

(xxv) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(xxvi) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(xxvii) Liens on Escrowed Proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Escrowed Obligations to be used to pay accrued interest thereon and any redemption premiums and other amounts thereon;

(xxviii) (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings, the Issuer or any Restricted Subsidiary in joint ventures;

(xxix) Liens securing (A) Indebtedness permitted pursuant to Section 4.09(b)(viii), (b)(xxv) or (b)(xxx); and (B) any Permitted Refinancing of any of the foregoing; provided that, if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to the Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable;

(xxx) grants of software, technology and other intellectual property licenses;

(xxxi) other Liens; provided that, at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby shall not exceed an amount such that (A) in the case of any such Liens secured by the Collateral that rank equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Notes Obligations, the First Lien Leverage Ratio does not exceed the greater of (1) the First Lien Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Liens and (2) 4.75 to 1.00, in each case, calculated on a Pro Forma Basis, and (B) in the case of any such Liens secured by the Collateral ranking junior in priority to the Liens securing the Notes Obligations, either (1) the Secured Leverage Ratio does not exceed the greater of (x), the Secured Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Liens and (y) 6.25 to 1.00, in each case, calculated on a Pro Forma Basis or (2) the Interest Coverage Ratio is no less than the lesser of (x) the Interest Coverage Ratio in effect immediately prior to giving effect to the incurrence of such Liens and (y) 1.75 to 1.00, in each case, calculated on a Pro Forma Basis; provided that, if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to the Equal Priority Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable; and

(xxxii) Liens in favor of FIFA and its Affiliates on assets of On Location Event, LLC and its Subsidiaries.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus other amounts paid, and fees and expenses incurred (including upfront fees and original issue discount), in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder to the extent that the portion of any existing and unutilized commitment being refinanced was permitted to be drawn under Section 4.09 and Section 4.12 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) [reserved], (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes Obligations on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended constitutes Junior Financing, the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), interest rate margins, pricing, rate floors, fees, discounts, premiums and prepayment or redemption provisions) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, either (I) are not materially more favorable to the investors providing such Indebtedness than the terms and conditions (when taken as a whole) of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Maturity Date at the time such Indebtedness is incurred and except for any financial maintenance covenant) or (II) reflect market terms and conditions (taken as a whole) at the time such Indebtedness is incurred (as determined by the Issuer in good faith) and (e) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed, the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred by Section 4.09. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Tax Distributions” means, without duplication of any distribution made pursuant to Section 4.07(b)(xvi), cash distributions for each taxable year for which any of the Issuer or Holdings is treated as a partnership or disregarded entity for U.S. federal income tax purposes, in an amount equal to the sum of the following amounts for each member of Parent (A) the taxable income attributable to Holdings and its Subsidiaries allocated (or allocable) to (plus any guaranteed payments for U.S. federal income tax purposes taken into account by) such member for the taxable year (in each case, determined after taking into account any tax basis step-up arising from the acquisition of Azalea Parent Corp. and the related transactions, including pursuant to Section 743 of the Code), multiplied by (B) the maximum combined marginal U.S. federal, state and local income tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes, applicable limitations on the deductibility of items, and the character of the income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of Parent for such period, in each case, as reasonably determined in good faith by the Issuer; provided that any such distributions shall be reduced by any amounts paid by Holdings or any of its Subsidiaries to the applicable governmental authority in respect of such taxes; provided, further, that any such distributions with respect to any such taxable year may be made in quarterly installments on an estimated basis to allow such direct (or indirect) equity holders to pay their estimated taxes, with any excess of aggregate quarterly distributions with respect to any such taxable year over the actual amount of distributions permitted for such period reducing any such distributions with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s)).

“Permitted Tax Receivable Payments” means, in respect of a taxable period, cash distributions to the equity holders of Holdings in an aggregate amount up to (but not greater than) the amount such that Endeavor Parent’s or TKO Parent’s pro rata share of such distributions does not exceed the excess of (A) the sum of (i) the ordinary course payments payable by Endeavor Parent or TKO Parent pursuant to a customary tax receivable agreement for such period attributable to tax attributes or adjustments under Section 743 of the Code with respect to Holdings and (ii) the actual aggregate U.S. federal, state and/or local income tax liability of Endeavor Parent or TKO Parent for such period attributable to the taxable income of Holdings (taking into account any adjustment pursuant to Section 743 of the Code or otherwise in connection with an “up-C” structure), over (B) Permitted Tax Distributions allocable to Endeavor Parent or TKO Parent for such period; provided that, for the avoidance of doubt, “ordinary course payments” pursuant to a tax receivable agreement means payments other than any accelerated lump sum amount payable by reason of any early termination of such agreement or otherwise, to the extent such amount exceeds the amount that would have been payable under such tax receivable agreement in the absence of such acceleration. Permitted Tax Receivable Payments shall be determined reasonably and in good faith by the Issuer based on the principles set forth above.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings, Parent, Endeavor Parent or any other Parent Entity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of Holdings immediately following the date on which such Specified Transaction is consummated.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant (including, without limitation, any Incurrence-Based Amount or any Fixed Amount) under this Indenture required by the terms of this Indenture to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Issuer or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition (including a potential Permitted Acquisition under a letter of intent or executed term sheet) or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement or repayment of Indebtedness, (iii) any Indebtedness incurred or assumed by Holdings, the Issuer or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any Fixed Amount or Consolidated EBITDA grower basket or under any revolving credit facility) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including Run-Rate Benefits, cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Issuer and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by Holdings in good faith as a result of contractual arrangements between Holdings, the Issuer or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Public Company Costs” means costs relating to compliance, and costs incurred in preparation therefor, with the provisions of the Securities Act of 1933, as amended, the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public and the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’ or managers’ and employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other costs associated with being a public company.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests in Holdings or any parent of Holdings other than Disqualified Equity Interests.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors or management of Holdings or the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to such Securitization Subsidiary are made pursuant to “true sale” or “true contribution” transactions or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agency” means (1) S&P, Moody’s or Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Issuer (or Holdings) or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Redemption Date” has the meaning set forth under Section 3.07.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary (other than the Issuer)).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the corporate trust department (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary or the Issuer.

“Retained Asset Sale Proceeds” means that portion of Net Proceeds not required to be applied pursuant to the second paragraph of Section 4.10 due to the Applicable Percentage being less than 100%.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale Leaseback Transaction” means any transaction or series of related transactions pursuant to which Holdings, the Issuer or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Screened Affiliate” means any Affiliate of a Holder (a) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (b) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (c) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (d) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings, the Issuer or any of the Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means the assets, accounts receivables, royalty or other revenue streams and other rights to payment or any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenant, indemnities, repurchase obligations, performance guarantees or undertakings and any Limited Originator Recourse, in each case, made in connection with such facilities) to Holdings, the Issuer or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings, the Issuer or any of the Restricted Subsidiaries sells, contributes, conveys, or otherwise transfers or grants a security interest in Securitization Assets or assets related thereto (whether now existing or arising in the future) including, without limitation, all assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions, in each case, to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells, or grants a security interest in, its Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary (i) formed for the purpose of, and that engages only in, one or more Qualified Securitization Facilities with the Issuer and its Subsidiaries and other activities reasonably related thereto and (ii) to which neither the Issuer nor any other Subsidiary of the Issuer (other than another Securitization Subsidiary) has any obligation to provide direct financial support in order to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Documents” means, collectively, the Collateral Agreement, other security agreements relating to the Collateral securing the Notes Obligations, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, any joinders related to the foregoing and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Notes Obligations (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Notes Collateral Agent, as amended, restated, renewed, replaced or otherwise modified from time to time.

“Senior Lien Priority” means, with respect to specified indebtedness, that such indebtedness is secured by a Lien that is senior in priority to the Liens on the Collateral securing the Junior Priority Obligations, including the Liens securing the Equal Priority Obligations, and is subject to a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement.

“Senior Priority Collateral Agent” means the Senior Priority Representative for the holders of any initial Senior Priority Obligations.

“Senior Priority Obligations” means (x) the Equal Priority Obligations and (y) any Obligations with respect to any Indebtedness having a Junior Lien Priority relative to the Notes and the Note Guarantees with respect to the Collateral and having Senior Lien Priority relative to the Junior Priority Obligations; provided that the holders of such Indebtedness or their Senior Priority Representative shall become party to a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and any other applicable intercreditor agreements.

“Senior Priority Representative” means any duly authorized representative of any holders of Senior Priority Obligations, which representative is named as such in a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or any joinder thereto.

“Senior Priority Secured Parties” means the holders from time to time of any Senior Priority Obligations, the Senior Priority Collateral Agent and each other Senior Priority Representative.

“Senior Secured Credit Facilities” means the revolving credit facility, swingline facilities and term loan facilities under the first lien credit agreement dated as of August 18, 2016 (as amended and restated by the seventh refinancing amendment, dated as of May 28, 2026) by and among the Issuer, the Guarantors, the other borrowers and guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Secured Credit Facilities Administrative Agent” means Goldman Sachs Bank USA, as administrative agent for the lenders and other secured parties under the Senior Secured Credit Facilities, together with its successors and permitted assigns under the Senior Secured Credit Facilities.

“Senior Secured Credit Facilities Collateral Agent” means Goldman Sachs Bank USA, as collateral agent for the lenders and other secured parties under the Senior Secured Credit Facilities, together with its successors and permitted assigns under the Senior Secured Credit Facilities.

“Senior Secured Credit Facilities Obligations” means Obligations in respect of the Senior Secured Credit Facilities, the guarantees thereof and the security documents relating thereto.

“Senior Secured Credit Facilities Secured Parties” means the lenders, the Senior Secured Credit Facilities Collateral Agent, the Senior Secured Credit Facilities Administrative Agent and the other secured parties under the Senior Secured Credit Facilities.

“Shared Collateral” has the meaning set forth in the Equal Priority Intercreditor Agreement.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Issuer for such quarter.

“Silver Lake” means (a) any funds, partnerships, co-investment entities, managed accounts and other investment vehicles affiliated with, or managed, advised, sponsored or controlled by, Silver Lake Group, L.L.C. or one or more of its Affiliates and (b) any Person controlled by or under common control with one or more of the foregoing.

“Similar Business” means any business conducted or proposed to be conducted by Holdings, the Issuer and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Specified Transaction” means, with respect to any period, any Investment (including a Permitted Acquisition (including a potential Permitted Acquisition under a letter of intent)), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project, Tax Restructuring or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsors” means each of (a) Silver Lake (other than Holdings and its subsidiaries or any portfolio company (except as otherwise set forth in this definition)) and (b) Endeavor Parent and its Affiliates (other than Holdings and its Subsidiaries).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50%

of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Guarantor” means (a) a Guarantor that is a Subsidiary of the Issuer and (b) any other Restricted Subsidiary that may be designated by the Issuer (by way of delivering to the Notes Collateral Agent a supplement to the Collateral Agreement and a supplement to this Indenture, in each case, duly executed by such Subsidiary, and otherwise complying with the requirements under Section 4.15) in its sole discretion from time to time to be a Guarantor in respect of the Notes Obligations, unless it ceases to be a Subsidiary Guarantor in accordance with this Indenture.

“Successor Holdings” means, if Holdings merges, amalgamates or consolidates with any other Person, either (A) Holdings, if Holdings shall be the continuing or surviving Person, or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated, such other Person so long as (1) such other Person shall expressly assume all the obligations of Holdings under this Indenture and the other Notes Documents to which Holdings is a party pursuant to a supplement hereto or thereto, (2) the Issuer and each Guarantor other than Holdings (unless it is the other party to such merger, amalgamation or consolidation) shall have reaffirmed in writing that its guarantee of and grant of any Liens as security for the Notes Obligations shall apply to the Successor Holdings’ obligations under Notes Documents, as applicable, (3) such other Person shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction and (4) Holdings shall have delivered to the Trustee a certificate of a responsible officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Indenture; provided that if the foregoing requirements are satisfied, such other Person, as Successor Holdings, will succeed to, and be substituted for, Holdings under this Indenture and the other Notes Documents.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, credit-linked notes, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Tax Restructuring” means any reorganizations and other transactions entered into among the Issuer or any Parent Entity thereof and/or its Restricted Subsidiaries for tax planning (as determined by the Issuer in good faith) after the Issue Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Note Guarantees, taken as a whole, in any material respect and are otherwise not adverse to the Holders in any material respect and, after giving effect to any such Tax Restructuring, the Issuer and the Guarantors otherwise comply with Section 4.15, Section 4.17(a) and Section 4.17(b).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Issuer ending on or prior to such date for which financial statements are internally available.

“TKO Parent” means TKO Group Holdings, Inc., a Delaware corporation.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Treasury Rate” means, at the time of computation, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of the notice of redemption) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the date of such notice of redemption to November 15, 2028; provided, however, that if the period from the date of such notice of redemption to November 15, 2028 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such redemption notice to November 15, 2028 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; provided that if such rate is less than zero, the Treasury Rate shall be zero.

“Trustee” means U.S. Bank Trust Company, National Association, until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Grandfathered Unrestricted Subsidiary (unless designated as a Restricted Subsidiary by Holdings or the Issuer, as provided below),

(2) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings or the Issuer, as provided below); and

(3) any subsidiary of an Unrestricted Subsidiary.

Holdings or the Issuer may at any time designate any Restricted Subsidiary (other than the Issuer) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default under Section 6.01(a)(1), (2) or (6) shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Issue Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings’ or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Any such designation by Holdings or the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of the Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person and/or one or more wholly-owned subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Accounting Changes”	1.06
“Action”	12.08
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction” “Annual Optional Redemption Provision”	4.11 3.07
“Alternate Offer”	4.14
“Applicable Law”	7.12
“Applicable Premium Deficit”	8.04
“Applicable Proceeds”	4.10
“Asset Sale Proceeds Application Period”	4.10
“Authentication Order”	2.02
“Available Amount”	4.07
“CERCLA”	12.08
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Directing Holder”	6.02
“Excess Proceeds”	4.10
“First Commitment Application Period”	4.10
“Increased Amount”	4.12
“incur”	4.09
“incurrence”	4.09
“Initial Default”	6.02
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Holdings Debt”	4.09
“Position Representation”	6.02
“Purchase Date”	3.09
“Redemption Date”	3.07
“Registrar”	2.03
“Related Person”	12.08
“Restricted Debt Payments”	4.07
“Restricted Payments”	4.07
“Retained Threshold Proceeds”	4.10
“Second Commitment”	4.10
“Security Document Order”	12.08
“Subject Lien”	4.12
“Successor Company”	5.01
“Successor Guarantor”	5.01

Term	Defined in Section
“Tax Group”	4.07
“Terminated Covenants”	4.16
“Termination Date”	4.16
“Verification Covenant”	6.02
“Voting Cap”	9.02
“withdrawal deadline”	4.14

SECTION 1.03. Inapplicability of Trust Indenture Act.

No provisions of the Trust Indenture Act are incorporated by reference in or made a part of this Indenture unless explicitly incorporated by reference. The Issuer and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. Unless specifically provided in this Indenture, no terms that are defined under the Trust Indenture Act have such meanings for purposes of this Indenture.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit; and

(j) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary of such Person as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 1.05. Limited Condition Transactions.

(a) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(1) determining compliance with any provision of this Indenture which requires the calculation of the Interest Coverage Ratio, Total Leverage Ratio, the First Lien Leverage Ratio or the Secured Leverage Ratio;

(2) determining whether a Default or Event of Default (or any subset of Defaults or Events of Default) has occurred, is continuing or would result from an action; or

(3) testing availability under baskets under this Indenture (including any baskets based on, or measured as, a percentage of Consolidated EBITDA, Consolidated Total Assets or by reference to the Available Amount);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such LCT Election to be made on or prior to (a) in the case of any Limited Condition Transaction described in clause (a) of the definition of “Limited Condition Transaction,” the date of execution of, at the option of the Issuer, the definitive agreement or a letter of intent related to such Limited Condition Transaction, or (b) with respect to any Limited Condition Transaction described in clause (b) or (c) of the definition of “Limited Condition Transaction,” the date of delivery of notice with respect thereto (provided that, in each case, the Issuer may subsequently elect to rescind such LCT Election), and the date of determination of whether any such Limited Condition Transaction (including any Specified Transaction or other action to be entered into or taken in connection therewith) is permitted hereunder shall be deemed to be the date the definitive agreement or a letter of intent for such Limited Condition Transaction is entered into or the date of delivery of notice with respect to such Limited Condition Transaction, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and such Specified Transactions and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Issuer may elect, in its sole discretion, to re-determine availability under any applicable ratio, test or basket for purposes of clauses (1) and (3) above on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date with respect to such ratio, test or basket for purposes of clauses (1) and (3) above.

(b) For the avoidance of doubt, if the Issuer has made an LCT Election and (x) any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of Indebtedness) are not satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Holdings, the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been unsatisfied as a result of such fluctuations; provided, however, if any ratios or baskets improve as a result of such fluctuations, such improved ratios or baskets may be utilized and (y) such ratios and other provisions need not be tested again at the time of consummation of such Limited Condition Transaction or related Specified

Transactions. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, letter of intent or notice, as applicable, for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

SECTION 1.06. Certain Compliance Determinations.

(a) Notwithstanding anything to the contrary herein, but subject to the succeeding two paragraphs and Section 1.05, for purposes of determining compliance with any test or utilization of any basket contained in this Indenture (including, without limitation, any Incurrence-Based Amount and any Fixed Amount), Consolidated EBITDA, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the First Lien Leverage Ratio, as applicable, shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Issuer shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Secured Leverage Ratio test, any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test and the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.05), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything in this Indenture to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any Secured Leverage Ratio test, any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, any Secured Leverage Ratio test, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts. Notwithstanding anything to the contrary in this paragraph, cash proceeds of any simultaneous incurrence of Indebtedness shall be disregarded in calculating the amount of Available Cash for purposes of determining whether Indebtedness is permitted to be incurred.

(d) In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Indenture, Holdings, the Trustee and Notes Collateral Agent shall be permitted to, without the consent of any Holder, amend such provisions of this Indenture (including the levels applicable herein to any computation of the Total Leverage Ratio, the Secured Leverage Ratio and the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Trustee and Notes Collateral Agent, all financial covenants, standards and terms in this Indenture shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a responsible officer of the Issuer) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Holders) as if such change had not occurred.

(e) Each Holder and each of the Trustee and the Notes Collateral Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation or application thereof, and that such restatements will not, solely as a result of compliance with such change in GAAP or IFRS (or such interpretation or application), result in a Default or an Event of Default.

(f) Notwithstanding anything in this Indenture to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by a responsible financial or accounting officer of Holdings or the Issuer based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.

(g) In the event that any Indebtedness, Lien, Restricted Payment, Investment, Disposition, Asset Sale or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items then permitted pursuant to any paragraph, clause or subsection of Sections 4.07 through 4.17 or Article 5, the Issuer, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that notwithstanding the foregoing, all Indebtedness (and commitments in respect thereof) outstanding under the credit agreement governing the Senior Secured Credit Facilities on the Issue Date will be treated as incurred under Section 4.09(b)(i)(A) and may not be so divided or reclassified; provided, further, that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a Pro Forma Basis to be incurred or made pursuant to an Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Investment, Disposition, Asset Sale and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Investment, Disposition, Asset Sale and/or Affiliate Transaction under Sections 4.07 through 4.17 or Article 5, but may instead be permitted in part under any combination thereof.

(h) Notwithstanding anything herein to the contrary, for purposes of any determination under this Indenture that requires the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Sections 4.07 through 4.17 or Article 5, with respect to the amount of any Indebtedness, Investment, Disposition, Asset Sale, Restricted Payment or prepayment of Indebtedness in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Asset Sale, Restricted Payment or prepayment of Indebtedness made; provided that, for the avoidance of doubt, the foregoing provisions of this paragraph shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Asset Sale, Restricted Payment or prepayment of Indebtedness made at any time under such sections of this Indenture; provided, further, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under Section 4.09 and for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared. For purposes of any determination of Consolidated Total Debt or Consolidated EBITDA, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements under this Indenture. Each provision of this Indenture shall be subject to such reasonable changes of construction as the Issuer may determine acting in good faith to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(i) For purposes of the calculation of the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio and Interest Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a), the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien (whether by Holdings, the Issuer, the Restricted Subsidiaries or any third party), as the case may be, as being incurred or secured, as the case may be, as of the date of determination and (i) any subsequent incurrence of such Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) the Issuer may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for subsequent calculations of the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio and Interest Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

(j) For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(k) Notwithstanding anything to the contrary, for any relevant “basket”, condition, requirement, threshold or exception determined by reference to a fiscal year or calendar year (each an “Annual Period”), (i) at the option of the Issuer, the maximum amount so permitted under such “basket”, condition, requirement, threshold or exception during such Annual Period may be increased by (A) an amount equal to 100% of the difference (if positive) between the permitted amount in any preceding Annual Period and the amount thereof actually utilized (and not later reclassified) by the Issuer during such preceding Annual Period (the “Carry Forward Amount”); and/or (B) an amount equal to 100% of the permitted amount in any following Annual Periods and the permitted amount in such following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and (ii) to the extent that the maximum amount so permitted under such “basket”, condition, requirement, threshold or exception during such Annual Period is increased in accordance with clause (i) above, any usage thereof during such Annual Period shall be deemed to be applied in the following order: (A) first, against any Carry Forward Amount; (B) second, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with clause (i) above; and (C) third, against any Carry Back Amount; provided that this paragraph shall not apply to the Annual Optional Redemption Provision.

(l) Any Indebtedness permitted to be incurred hereunder may be incurred, at the option of the Issuer, by a newly created and newly designated Unrestricted Subsidiary (an “Unrestricted Escrow Subsidiary”) with no assets other than the cash proceeds of such incurred Indebtedness plus, subject to compliance with Section 4.07, any cash and Cash Equivalents contributed to such Unrestricted Escrow Subsidiary (including to be used as a deposit of interest expenses and fees, additional cash collateral or for other purposes), which Unrestricted Escrow Subsidiary will then merge with and into Holdings, the Issuer or any of the Restricted Subsidiaries, with Holdings, the Issuer or such Restricted Subsidiary surviving the merger and assuming all obligations of the Unrestricted Escrow Subsidiary. So long as such Indebtedness would have been permitted to be incurred directly by Holdings, the Issuer or such Restricted Subsidiary upon the incurrence of such Indebtedness by the Unrestricted Escrow Subsidiary, or, with respect to any Indebtedness incurred in connection with a Limited Condition Transaction, at the option of the Issuer, at the time the LCT Election is made, the creation, designation and re-designation of the Unrestricted Escrow Subsidiary and the merger of the Unrestricted Escrow Subsidiary into Holdings, the Issuer or any Restricted Subsidiary shall not be subject to any additional condition, including any condition that no Default or Event of Default shall have occurred and be continuing at such time.

SECTION 1.07. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.07.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.07(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (other than the issue date, issue price, first interest payment amount and first interest payment date, as the case may be); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.

Any and all payments by, on behalf of or on account of any obligation of the Issuer or any Guarantor (including, in each case, any successor thereto) in respect of the Notes shall be made without any deduction or withholding for any taxes, unless the obligation to deduct or withhold is required by Requirements of Law. If any such deduction or withholding is required by Requirements of Law, payments by or on account of any obligation of the Issuer or any Guarantor in respect of the Notes shall be made net of such deduction or withholding. The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as custodian with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the

Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a person that the transferor reasonably believes to be a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144), then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Notwithstanding anything to the contrary contained in this Indenture, a Holder may not transfer a Restricted Definitive Note or Restricted Global Note in reliance on Rule 144 (or any successor provision) under the Securities Act.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS ONE YEAR

(IN THE CASE OF THE RULE 144A NOTES) OR 40 DAYS (IN THE CASE OF THE REGULATION S NOTES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THE NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OTHER THAN THE EXEMPTION PROVIDED BY RULE 144, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER

NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (ii) THE DATE OF ISSUE OF THESE NOTES.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)	General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, fees required by law or similar governmental charge payable in connection therewith (other than any such transfer taxes, fees required by law or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before delivering a notice of redemption of Notes to be redeemed and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, an Alternate Offer, an Advance Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) None of the Issuer, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Issuer, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes; Affiliated Debt Funds.

(a) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer (other than an Affiliated Debt Fund), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

(b) Notwithstanding anything in this Indenture to the contrary, the Notes held by Affiliated Debt Funds shall not account for more than 49.9% of the principal amount of outstanding Notes included in determining whether the Holders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture therefrom, (B) otherwise acted on any matter related to this Indenture or (C) directed or required the Trustee to undertake any action (or refrain from taking any action) with respect to or under this Indenture; the portion of the Notes that accounts for more than 49.9% of the relevant requisite principal amount of outstanding Notes shall be deemed to be not outstanding for all such purposes.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other similar numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the CUSIP, ISIN or other similar numbers.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, they shall furnish to the Trustee, at least two (2) Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price or, if not then ascertainable, the manner of calculation thereof; provided that notwithstanding anything herein to the contrary, no Opinion of Counsel shall be required in connection with such redemption or the delivery of such notice of redemption in accordance with Section 3.03.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or purchase of Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase will be made on a pro rata basis to the extent applicable or by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or purchase by DTC in accordance with its standard procedures therefor; provided, further, that no Notes of less than $2,000 can be redeemed or repurchased in part. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, at least 10 days but, except in connection with Section 3.03(c), Article 8 and Article 11, not more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03. Notice of Redemption.

(a) Notices of redemption or offers to purchase shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days and not more than 60 days before the Redemption Date or purchase date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that notices of redemption may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or as specified in Section 3.03(e). If any Note is to be redeemed or purchased in part only, any notice of redemption or offer to purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed or purchased.

(b) The notice shall identify the Notes to be redeemed and shall state:

(i) the Redemption Date;

(ii) the redemption price or, if not then ascertainable, the manner of calculation thereof;

(iii) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, unless such redemption is conditioned on the happening of a future event;

(vii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two (2) Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (or such shorter time period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03(b).

(c) Notice of any redemption of, or any offer to purchase, the Notes may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including the completion or occurrence of an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control. If a redemption or purchase is subject to the satisfaction of one or more conditions precedent, notice of such redemption or purchase may be given in connection with the related Equity Offering, transaction or event, as the case may be, and prior to the completion or the occurrence thereof. Such notice shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any such conditions shall not have been satisfied or waived, or at any time in the Issuer’s discretion if the Issuer reasonably believes that any such conditions will not be satisfied or waived, in each case by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed. In addition, the Issuer may provide in any notice of redemption or offer to purchase the Notes that payment of the redemption price or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person. The Issuer may redeem the Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

SECTION 3.04. Effect of Notice of Redemption or Purchase.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the redemption price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, unless the Issuer defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase, unless such redemption or purchase remains conditioned on the occurrence of a future event that has not occurred.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to November 15, 2028, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03, at a redemption price (as calculated by the Issuer) equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b) On and after November 15, 2028, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2028	103.250%
2029	101.625%
2030 and thereafter	100.000%

(c) At any time prior to November 15, 2028, the Issuer may, at its option, upon notice as described in Section 3.03, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued and outstanding under this Indenture at a redemption price equal to (i) 106.500% of the aggregate principal amount thereof, in an amount equal to or less than the amount of net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that (a) at least the lesser of (x) 40% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and (y) $150,000,000 aggregate principal amount of the Notes remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed or to be repurchased or redeemed and for which a notice of repurchase or redemption has been issued at or about such time in accordance with the terms of this Indenture) and (b) each such redemption occurs within 270 days of the date of closing of each such Equity Offering.

(d) At any time prior to November 15, 2028, during each calendar year beginning with the Issue Date, the Issuer may, at its option and on one or more occasions, redeem up to 10% of the aggregate principal amount of the Notes outstanding (including Additional Notes), upon notice as described in Section 3.03, at a redemption price equal to 103.000% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the rights of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date (this provision, the “Annual Optional Redemption Provision”).

(e) Notwithstanding the foregoing, in connection with any tender offer (including any Change of Control Offer, Alternate Offer or Asset Sale Offer) for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party approved in writing by the Issuer making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the Redemption Date or purchase date if the notice is subject to one or more conditions precedent as described under Section 3.03), given not more than 60 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such tender offer) plus accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date or purchase date. For the avoidance of doubt, in determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, Notes owned by an Affiliate of the Issuer, by portfolio companies or funds controlled or managed by an Affiliate of the Issuer, or any successor thereof, or by Affiliated Debt Funds shall be deemed to be outstanding.

(f) The Notes to be redeemed shall be selected in the manner described in Section 3.02.

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(h) The Issuer, the Sponsor and their respective Affiliates may, at their discretion, at any time and from time to time, acquire Notes by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 3.08. Mandatory Redemption.

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

In addition, other than as required under Section 4.10 and Section 4.14, the Issuer shall not be required to offer to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control of, or other events involving, Holdings, the Issuer or any of their respective Subsidiaries that may adversely affect the creditworthiness of the Notes. Holdings, the Issuer, their respective equity holders and Affiliates and members of their management may, at their discretion, at any time and from time to time, purchase outstanding debt securities or loans of Holdings, the Issuer or any of their respective Subsidiaries, including the Notes, in the open market, in privately negotiated transactions, through tender offers or otherwise.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer or elects to commence an Advance Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer or Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms of any other Equal Priority Obligations, such Equal Priority Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and, if applicable, Equal Priority Obligations tendered in response to the Asset Sale Offer or Advance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be.

(d) Upon the commencement of an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be. The Asset Sale Offer or Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of other Equal Priority Obligations. The notice, which shall govern the terms of the Asset Sale Offer or Advance Offer, as the case may be, shall state:

(i) that the Asset Sale Offer or Advance Offer, as the case may be, is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer or Advance Offer, as the case may be, shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Advance Offer, as the case may be, shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, other Equal Priority Obligations, in each case, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such other Equal Priority Obligations shall select such other Equal Priority Obligations to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Equal Priority Obligations tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000 shall be redeemed or purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer or Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If any Interest Payment Date, the maturity date of the Notes or any earlier required repurchase date or Redemption Date falls on a day that is a Legal Holiday, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of their obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03; provided, however, no service of legal process may be made on the Issuer at any office of the Trustee.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall furnish to the Holders:

(1) annual financial statements for each fiscal year and interim financial statements for each fiscal quarter (other than the fourth fiscal quarter) ended after the Issue Date, including (A) in the case of annual financial statements, audited consolidated statements of financial position and audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of

Holdings as of and for the applicable fiscal year, setting forth in each case comparative figures for the previous fiscal year, and (B) in the case of interim financial statements, unaudited consolidated statements of financial position and unaudited consolidated statements of income, comprehensive income and cash flows of Holdings as of and for the applicable fiscal quarter and, except in the case of cash flows, the then elapsed portion of the fiscal year, setting forth in each case comparative figures for (or, in the case of the statement of financial position, as of the end of) the corresponding period or periods of the previous fiscal year, (x) in each case plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (y) with respect to the annual financial statements only, a report on the annual financial statements by Holdings’ independent registered public accounting firm;

(2) substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (only with respect to acquisitions or dispositions that are “significant” at the 20% or greater level pursuant to clauses (1)(i) or (ii) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only), 2.06, 4.01, 4.02(a) and (b), 5.01, 5.02(b) (with respect to the principal executive officer and principal financial officer only) and (c) (with respect to the principal executive officer and principal financial officer only and other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) and 5.03 (with respect to changes in fiscal year only) as in effect on the Issue Date if the Issuer were required to file such reports;

provided, however, that (A) no such report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its direct or indirect parent entities or its Subsidiaries) and any director, manager or officer of the Issuer (or any of its direct or indirect parent entities or its Subsidiaries), (B) the Issuer shall not be required to make available (i) any information, certificates or reports required by Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) any information regarding the occurrence of any of the events set forth in clause (2) above if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions of the Issuer and the Restricted Subsidiaries taken as a whole, (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (D) no such report will be required to comply with Regulation S-X including, without limitation, Rule 3-03(e), 3-05, 3-09, 3-10, 3-16, 4-08, 13-01, 13-02 or Article 11 thereof (or any successor or similar rules), (E) the scope of information required in any such report shall not extend beyond the scope of any information included in the Offering Circular, (F) in no event will such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules, (G) privileged or confidential information or trade secrets and other information that could cause competitive harm to the Issuer and the Restricted Subsidiaries may be excluded from any disclosures, (H) such financial statements or information will not be required to contain any “segment reporting” or any earnings per share information, and (I) such financial statements and information may, at the election of the Issuer, be prepared in accordance with GAAP or IFRS.

(b) All such annual reports shall be furnished on or before the date that is 90 days after the end of the fiscal year to which they relate (or if such day is not a Business Day, on the next succeeding Business Day); all such quarterly reports commencing with the fiscal quarter ending September 30, 2026 shall be furnished on or before the date that is 60 days after the end of the fiscal quarter to which they relate (or if such day is not a Business Day, on the next succeeding Business Day); and all such current reports shall be furnished within 15 days of the due date specified in the SEC’s rules and regulations for reporting companies under the Exchange Act. Notwithstanding the foregoing, any annual reports or quarterly reports may be furnished on or prior to the due date applicable to the Issuer or any Parent Entity of the Issuer pursuant to the SEC’s rules and regulations under the Exchange Act, if later than a date provided in the preceding sentence.

(c) The Issuer will be deemed to have furnished the reports referred to in Section 4.03(a)(1) and (2) if the Issuer or any Parent Entity of the Issuer has filed reports containing substantially such information (or any such information of a Parent Entity pursuant to Section 4.03(g)) with the SEC.

(d) If the Issuer or any Parent Entity of the Issuer does not file reports containing such information with the SEC, then the Issuer shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information on a non-public password-protected website or online data system maintained by the Issuer (or any Parent Entity) or a third party, which shall require a confidentiality acknowledgment, and shall make such information readily available to any Holder or beneficial owner of the Notes, any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker; provided, however, that the Issuer may deny access to any information or reports otherwise to be provided pursuant to this Section 4.03 to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker that is a competitor or supplier of the Issuer and its Subsidiaries or an Affiliate or equity holder thereof to the extent that the Issuer determines in its sole discretion that such information to such Person would or would reasonably be expected to constitute competitively sensitive information or would or would reasonably be expected to cause competitive harm to the Issuer and its Subsidiaries; provided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree (A) to treat all such reports (and information contained therein) as confidential, (B) not to use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not to publicly disclose any such reports (or the information contained therein).

(e) To the extent not satisfied by the foregoing, the Issuer shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(f) If any Subsidiary of the Issuer is an Unrestricted Subsidiary, then the annual and quarterly financial information required by Section 4.03(a)(1) shall include a presentation of certain financial metrics of the Issuer and the Restricted Subsidiaries, separate from such financial metrics for the Unrestricted Subsidiaries, that the Issuer believes (acting reasonably) is required to evaluate the financial performance and condition of the Issuer and the Restricted Subsidiaries, either on the face of the financial statements or in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(g) Any Parent Entity may satisfy the obligations of the Issuer set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Entity instead of the Issuer; provided that if such Parent Entity is not a Guarantor, to the extent such Parent Entity holds assets (other than its direct or indirect interest in the Issuer) that exceed the lesser of (i) 1% of the Consolidated Total Assets of such Parent Entity and (ii) 1% of the total revenue for the preceding fiscal year of such Parent Entity, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be posted to the website of the Issuer (or any Parent Entity) or on a non-public, password-protected website or online data system maintained by the Issuer (or any Parent Entity) or a third party, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the auditors.

(h) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(i) The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

(j) Notwithstanding the foregoing, the Issuer shall not be required to disclose any information or take any actions that, in the good faith view of the Issuer, would violate applicable securities laws or the SEC’s “gun-jumping” rules.

(k) The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on Parent’s website or a non-public password-protected website or online data system or filed with the SEC. The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, Parent’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate stating that a review of the activities of Holdings, the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge, the status of such Defaults and what action the Issuer is taking or propose to take with respect thereto). Such certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year-end.

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of Holdings, the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall, within 30 days of becoming aware of such Default, deliver to the Trustee an Officer’s Certificate specifying such Default, its status and what action the Issuer propose to take with respect thereto (unless such Default has been cured or waived within such 30-day time period).

SECTION 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies required to be paid except such as are contested in good faith and by appropriate negotiations or proceedings, so long as adequate reserves with respect thereto are maintained on the books of Holdings, the Issuer or any of its Restricted Subsidiaries in accordance with GAAP, or where the failure to effect such payment, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on (i) the business, results of operations or financial condition of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Issuer and the Guarantors (taken as a whole) to perform their payment obligations under this Indenture.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) Holdings and the Issuer shall not, and shall not, in the case of clause (II) below, permit any other Guarantor to, and shall not, in the case of clauses (I) and (III) below, permit any Restricted Subsidiary to, directly or indirectly:

(I) declare or pay any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Issuer or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Issuer or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interests;

(II) make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, prepayment, defeasance, acquisition, cancellation or termination of any Junior Financing, more than one year prior to the scheduled maturity date thereof (any such payment, a “Restricted Debt Payment”); or

(III) make any Restricted Investment,

(all such payments and other actions set forth in clauses (I) through (III) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment (other than a Restricted Investment) made in reliance on clause (2)(b) below, no Event of Default described under Section 6.01(a)(1), (2) or (6) shall have occurred and be continuing or would occur as a consequence thereof; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings, the Issuer and the Restricted Subsidiaries after the Issue Date (excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication) (such amount, the “Available Amount”):

(a) the greater of (i) $1,225,000,000 and (ii) 50% of Consolidated EBITDA for the Test Period then last ended, plus

(b) the greater of (1) an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter of the Issuer commencing immediately before the Issue Date to the end of the most recent Test Period (which amount under this clause (1) shall not be less than zero for such period) and (2) an amount equal to (i) 100% of cumulative Consolidated EBITDA for each fiscal quarter of the Issuer commencing with the first fiscal quarter of the Issuer commencing immediately before the Issue Date through the most recent Test Period then last ended, minus (ii) 1.5x of cumulative Consolidated Fixed Charges for the same period (which amount available under this clause (2) shall not be less than zero for such period), plus

(c) returns, profits, distributions and similar amounts received in cash or Cash Equivalents and the fair market value of any in-kind amounts received by Holdings, the Issuer or any Restricted Subsidiary on Investments made using the Available Amount after the Issue Date (not to exceed the amount of such Investments), plus

(d) the fair market value of Investments of Holdings, the Issuer or any of the Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Holdings, the Issuer or any of the Restricted Subsidiaries, plus

(e) the Net Proceeds of a sale or other disposition of any Unrestricted Subsidiary after the Issue Date (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by Holdings, the Issuer or any Restricted Subsidiary, plus

(f) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by Holdings, the Issuer or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, plus

(g) the aggregate amount of any Declined Proceeds, Retained Asset Sale Proceeds and any Retained Threshold Proceeds since the Issue Date, plus

(h) the Net Proceeds of new public or private issuances of Qualified Equity Interests in the Issuer or any parent of the Issuer which are contributed to (or received by) Holdings, the Issuer or any Restricted Subsidiary after the Issue Date, plus

(i) capital contributions received by Holdings, the Issuer or any Restricted Subsidiary after the Issue Date in cash or Cash Equivalents (other than in respect of any Disqualified Equity Interest) and the fair market value of any in-kind contributions after the Issue Date, plus

(j) the net cash proceeds received by Holdings, the Issuer or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Issue Date and which have been exchanged or converted into Qualified Equity Interests;

provided that, with respect to the foregoing clauses (h), (i) and (j), such contributions to, or received by, any Restricted Subsidiary must be made by a Person other than Holdings or any of its Subsidiaries.

(b) The foregoing provisions of Section 4.07(a) shall not prohibit:

(i) Restricted Payments by the Issuer or any Restricted Subsidiary to the Issuer or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Issuer, the Issuer and any Restricted Subsidiary that is the owner of Equity Interests of such Restricted Subsidiary receives at least their pro rata share of such Restricted Payment, based on their relative ownership interests of the relevant class of Equity Interests;

(ii) Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that is not prohibited under this Indenture;

(iii) dividend payments or other distributions payable solely in the Equity Interests of Holdings;

(iv) repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interests in any direct or indirect parent of Holdings) deemed to occur upon exercise of equity options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such equity options or warrants or other incentive interests;

(v) Restricted Payments used to redeem, acquire, retire or repurchase Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or to make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or other such interests) held by current or former officers, managers, consultants, directors, employees and other service providers (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Issuer and the Restricted Subsidiaries, (A) upon the death, disability, retirement or termination of employment or engagement of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan, profits interest, employment termination agreement or any other employment agreements or service agreements with any director, officer, consultant, manager, employee or other individual service provider or partnership or equity holders’ agreement or (B) as may be required by any regulatory authority; provided that, except with respect to repurchases that are either non-discretionary (it being understood that any redemption, acquisition, retirement or repurchase pursuant to the foregoing sub-clause (B) shall be deemed to be non-discretionary for purposes of this clause (v)) or otherwise made in the ordinary course of business or consistent with past practice or industry norm, the aggregate amount of Restricted Payments permitted by this clause (v) after the Issue Date, together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to clause (m) of the definition of “Permitted Investments” in lieu thereof, shall not exceed the sum of (a) the greater of $1,225,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis in any fiscal year of Holdings (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by Holdings, the Issuer or any Restricted Subsidiary), (b) the amount equal to the cash proceeds of key man life insurance policies received by Holdings, the Issuer or the Restricted Subsidiaries after the Issue Date, and (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings (to the extent contributed to Holdings in the form of common Equity Interests or Qualified Equity Interests) and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants or other individual service providers of Holdings, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to Holdings in the form of common Equity Interests or Qualified Equity Interests and have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Amount or otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (a) and (b) above may be carried forward to succeeding fiscal years;

(vi) Restricted Payments by Holdings, the Issuer and/or any Restricted Subsidiary:

(A) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings, the Issuer and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of Holdings, the Issuer and the Restricted Subsidiaries and (y) otherwise not prohibited to be paid by Holdings, the Issuer and the Restricted Subsidiaries under this Indenture, (4) payments that would otherwise be permitted to be paid directly by Holdings, the Issuer or the Restricted Subsidiaries pursuant to Section 4.11(b) except transactions described in Section 4.11(b)(ii) and (ix) and (5) payments that would otherwise be permitted to be paid directly by Holdings, the Issuer or the Restricted Subsidiaries pursuant to Section 4.11(b)(x); provided that after giving effect to any such Restricted Payment made pursuant to this subclause (5) there is no continuing Event of Default under Section 6.01(a)(1), (2) or (6);

(B) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar taxes, and other fees and expenses, required to maintain its organizational existence;

(C) the proceeds of which shall be used by Holdings (or any other direct or indirect parent thereof) to make Restricted Payments of the type permitted by the foregoing clause (iii), clause (v) or clause (x) of this paragraph;

(D) to finance any Investment that would otherwise be permitted under this Section 4.07 if made by the Issuer or a Restricted Subsidiary; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) Holdings or any Parent Entity shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made in compliance with the applicable requirements of this Section 4.07) to be contributed to Holdings, the Issuer or the Restricted Subsidiaries or (y) the Person formed or acquired to merge into or consolidate with Holdings, the Issuer or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is made in compliance with the applicable requirements of this Section 4.07 in order to consummate such Investment, in each case in accordance with the requirements of this Indenture;

(E) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees and other service providers of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Issuer and the Restricted Subsidiaries; and

(F) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity offering, debt offering or other non-ordinary course transaction not prohibited by this Indenture (whether or not such offering or other transaction is successful);

(vii) Restricted Payments (including Restricted Payments to Holdings, the proceeds of which may be utilized by Holdings to make additional Restricted Payments, to make any payments in respect of any Permitted Holdings Debt or otherwise) in an aggregate amount not to exceed, at the time of making any such Restricted Payment and when taken together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to clause (m) of the definition of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (vii), the greater of (a) $1,225,000,000 and (b) 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(viii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Holders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix) (a) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former employee, director, manager, consultant or other service provider and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of equity options and the vesting of restricted equity and restricted equity units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, equity option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(x) (a) payment of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honoring any conversion request by a holder of convertible Indebtedness and making cash payments in lieu of fractional shares in connection with any such conversion and payments on convertible Indebtedness in accordance with its terms;

(xi) Restricted Payments in an annual amount for each fiscal year of Holdings equal to the sum of (a) $100,000,000 plus (b) an amount equal to 7% of the net cash proceeds of any public offerings received by or contributed to Holdings and/or its Subsidiaries, other than public offerings with respect to common stock registered on Form S-8 plus (c) an amount equal to 8% of the market capitalization of TKO Parent on the date of the declaration of a Restricted Payment in reliance on this clause (xi);

(xii) payments made or expected to be made by Holdings, the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager, consultant or other service provider (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiii) additional Restricted Payments; provided that (a) after giving effect to such Restricted Payment, on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 5.00 to 1.00 and (b) no Event of Default described under Section 6.01(a)(1), (2) or (6) shall have occurred and be continuing or would occur as a consequence thereof;

(xiv) Restricted Payments constituting any Tax Restructuring, or any transaction that is part of any Tax Restructuring;

(xv) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings, the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents (except to the extent that such cash or Cash Equivalents constitute the proceeds of any sale of the assets or equity of any Unrestricted Subsidiary));

(xvi) without duplication of any Permitted Tax Distribution, the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay), for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes of which a direct or indirect parent of Holdings is the common parent (any such group, a “Tax Group”), the portion of any U.S. federal, state, local or foreign Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Holdings and/or its Subsidiaries; provided that Restricted Payments made pursuant to this clause (xvi) shall not exceed the Tax liability that Holdings and/or its Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; and provided, further, that Restricted Payments under this clause (xvi) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries of Holdings may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Holdings, the Issuer or their Restricted Subsidiaries;

(xvii) Restricted Payments by the Issuer or any Restricted Subsidiary in cash to Holdings to permit Holdings to make, and Restricted Payments by Holdings in respect of, Permitted Tax Distributions and Permitted Tax Receivable Payments;

(xviii) payments or distributions of Securitization Fees and purchases of receivables in connection with any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(xix) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(xx) payment of regularly scheduled interest and principal payments, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(xxi) refinancings of Junior Financing Indebtedness with proceeds of, or in exchange for, other Junior Financing Indebtedness permitted to be incurred under Section 4.09;

(xxii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies;

(xxiii) Restricted Debt Payments in an aggregate amount not to exceed, at the time of making any such Restricted Debt Payment and when taken together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to clause (m) of the definition of “Permitted Investments” in lieu of Restricted Debt Payments permitted by this clause (xxiii) and any other Restricted Debt Payments made utilizing this clause (xxiii), the greater of $615,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis; and

(xxiv) Restricted Debt Payments (including prior to their scheduled maturity); provided that after giving effect to such Restricted Debt Payment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 5.00 to 1.00.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value of the assets or securities proposed to be transferred or issued by Holdings, the Issuer or any Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, determined on the relevant date of determination in the case of a Specified Transaction or otherwise on the date of such Restricted Payment.

(d) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, except for the Grandfathered Unrestricted Subsidiaries. The Issuer may at any time after the Issue Date designate any Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default described under Section 6.01(a)(1), (2) or (6) shall have occurred and be continuing. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture and will not guarantee the Notes.

(e) Unrestricted Subsidiaries may use value transferred from Holdings, the Issuer and the Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of Holdings, the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests of Holdings, the Issuer or any Restricted Subsidiary or any Parent Entity or to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by Holdings, the Issuer or the Restricted Subsidiaries.

SECTION 4.08. Restrictions Affecting Restricted Subsidiaries.

Holdings and the Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of the Issuer or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Notes Secured Parties with respect to the Notes Obligations or under this Indenture or the Notes, except (in each case) for such restrictions or conditions imposed by:

(a) (i) Requirements of Law, (ii) the Notes Documents, (iii) the Senior Secured Credit Facilities, and (iv) an agreement or instrument relating to any Indebtedness permitted to be incurred after the Issue Date; provided that, with respect to Indebtedness referred to in clause (iv), the relevant restrictions, taken as a whole (as determined in good faith by the Issuer) (i) are not materially less favorable to the Holders than the restrictions contained in the Notes, (ii) generally represent market terms at the time of incurrence of the relevant Indebtedness, taken as a whole (as determined in good faith by the Issuer) or (iii) would not, in the good faith judgment of the Issuer, at the time such Indebtedness is incurred, materially impair the Issuer’s ability to make payments under the Notes when due;

(b) customary restrictions and conditions existing on the Issue Date and any extension, renewal, amendment, modification or replacement thereof that does not, taken as a whole, expand the scope in any material respect of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is not prohibited by the terms of this Indenture;

(d) customary provisions in leases, service agreements, licenses, sublicenses, covenants not to sue and other contracts or other agreements entered into in the ordinary course of business restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition in any material respect); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Issuer or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 4.09 that is incurred or assumed by Restricted Subsidiaries that are not Guarantors to the extent such restrictions or conditions are not materially more restrictive, taken as a whole, than the restrictions and conditions in the Notes or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) [reserved];

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted pursuant to Section 4.12 and applicable solely to such joint venture;

(k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations;

(l) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements; and

(m) restrictions on the granting of a security interest in intellectual property contained in licenses, sublicenses or cross-licenses by the Issuer or any Restricted Subsidiary of such intellectual property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business.

SECTION 4.09. Limitation on Incurrence of Indebtedness.

(a) Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of the Restricted Subsidiaries may incur (A) Indebtedness (including Acquired Indebtedness) if either (a) the Total Leverage Ratio does not exceed the greater of (x) 6.25 to 1.00 and (y) the Total Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Indebtedness, in each case, calculated on a Pro Forma Basis, or (b) the Interest Coverage Ratio is no less than the lesser of (x) 1.75 to 1.00 and (y) the Interest Coverage Ratio in effect immediately prior to the incurrence of such Indebtedness, in each case, calculated on a Pro Forma Basis and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A).

(b) The provisions of Section 4.09(a) shall not apply to:

(i) (A) the incurrence of Indebtedness under Credit Facilities by Holdings, the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate outstanding principal amount not to exceed the sum of (1) $5,750,000,000 plus (2) the greater of $2,445,000,000 and 100.0% of Consolidated EBITDA plus (3) an additional amount such that, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence under any revolving credit facility in connection therewith), the First Lien Leverage Ratio of the Issuer would be no greater than (x) 4.75 to 1.00 or (y) the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness for the most recently ended Test Period; provided that for purposes of determining the amount that may be incurred under this subclause (A)(3), all Indebtedness incurred under this subclause (A)(3) (or under the immediately following clause (B) by reference to this subclause (A)(3)) shall be deemed to be Consolidated First Lien Debt and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(ii) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Note Guarantee thereof, but excluding any Additional Notes and any Note Guarantees thereof) outstanding on the Issue Date and any Permitted Refinancing thereof;

(iii) Indebtedness (A) outstanding on the Issue Date (other than described in clauses (i) and (ii) above) and (B) that is intercompany Indebtedness among Holdings, the Issuer and/or the Restricted Subsidiaries outstanding on the Issue Date, in each case of clauses (A) and (B), and any Permitted Refinancing thereof;

(iv) Guarantees of Indebtedness by Holdings, the Issuer and/or any Restricted Subsidiary of Indebtedness or other obligations of Holdings, the Issuer or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to the terms of this Indenture or other obligations not prohibited by this Indenture; provided that if the Indebtedness being Guaranteed is subordinated to the Notes Obligations, such Guarantee shall be subordinated to the Notes Obligations on terms at least as favorable to the Holders as those contained in the subordination of such Indebtedness;

(v) Indebtedness of Holdings, the Issuer or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Issuer or Holdings to the extent permitted by the definition of “Permitted Investments”; provided that all such Indebtedness of the Issuer or a Guarantor owing to any Restricted Subsidiary that is not the Issuer or a Guarantor shall be subordinated to the Notes Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Issue Date) (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(vi) (A) Indebtedness (including Capital Lease Obligations) of Holdings, the Issuer or any of the Restricted Subsidiaries incurred or issued to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred or issued concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness described in the immediately preceding subclause (A);

(vii) Indebtedness in respect of Swap Obligations (other than Swap Obligations entered into for speculative purposes);

(viii) (A) (1) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) after the Issue Date as a result of a Permitted Acquisition or other Investment (and any guarantee of such Indebtedness by a Subsidiary of such Person), (2) Indebtedness of any Person that is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets by the Issuer or such Restricted Subsidiary in a Permitted Acquisition or other Investment and (3) any guarantee of Indebtedness described in the foregoing clauses (1) and (2) by any Person that so becomes a Restricted Subsidiary, that is the survivor of a merger or consolidation with such Person or that is a Subsidiary of such Person; provided that such Indebtedness (or guarantee thereof) is not incurred in contemplation of such Permitted Acquisition or other Investment; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(ix) Indebtedness in respect of any Qualified Securitization Facility;

(x) Indebtedness representing deferred compensation to employees and other service providers of Holdings, the Issuer and the Restricted Subsidiaries incurred in the ordinary course of business;

(xi) Indebtedness consisting of unsecured promissory notes issued by Holdings, the Issuer or any Restricted Subsidiary to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in Holdings (or any direct or indirect parent thereof) permitted by Section 4.07;

(xii) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations and mark-to-market adjustments with respect to the foregoing) incurred in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Indenture;

(xiii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted under this Indenture;

(xiv) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings, the Issuer and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings, the Issuer and their Restricted Subsidiaries);

(xv) (A) Indebtedness of the Issuer and the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) shall not exceed the greater of $1,225,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xvi) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvii) Indebtedness incurred by Holdings, the Issuer or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xviii) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by Holdings, the Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xix) Indebtedness of Holdings, the Issuer and the Restricted Subsidiaries consisting of guarantees of the obligations of any Person of which Holdings, the Issuer or any Restricted Subsidiary owns any Equity Interest; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xix) shall not exceed the greater of $615,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xx) unsecured Indebtedness of Holdings (“Permitted Holdings Debt”) (A) that is not subject to any guarantee by any subsidiary thereof, (B) that will not mature prior to the date that is 91 days after the Maturity Date on the date of issuance or incurrence thereof (except in the case of customary bridge loans which would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the date that is 91 days after the Maturity Date and except with respect to an amount equal to the applicable “Maturity Carveout Amount” (or similar term) under the Senior Secured Credit Facilities (or any Permitted Refinancing thereof)) at such time, (C) that has no scheduled amortization or payments, repurchases or redemptions of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of subclause (E) below), (D) that permits payments of interest or other amounts in respect of the principal thereof to be paid in kind rather than in cash, (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior or senior subordinated discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in the Senior Secured Credit Facilities (other than provisions customary for senior or senior subordinated discount notes of a holding company) and (F) that is subordinated in right of payment to Holdings’ guarantee under this Indenture; provided further that any such Indebtedness shall constitute Permitted Holdings Debt only if immediately after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing;

(xxi) Indebtedness supported by a letter of credit issued pursuant to the Senior Secured Credit Facilities (or any Permitted Refinancing thereof) or any other letter of credit, bank guarantee or similar instrument permitted by this Section 4.09, in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xxii) [reserved];

(xxiii) [reserved];

(xxiv) [reserved];

(xxv) (A) Indebtedness in an aggregate principal amount, measured at the time of incurrence and on a Pro Forma Basis, not to exceed 200% of the aggregate amount of direct or indirect equity investments in cash or Cash Equivalents in the form of common Equity Interests or Qualified Equity Interests received by the Issuer, any Restricted Subsidiary, Holdings or any Parent Entity (in the case of Holdings, to the extent contributed to Holdings in the form of common Equity Interests or Qualified Equity Interests) to the extent not included within the Available Amount or applied to increase any other basket hereunder and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxvi) (A) Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that either (I) such Indebtedness constitutes Non-Recourse Indebtedness or (II) the aggregate principal amount of Indebtedness (other than any such Indebtedness that constitutes Non-Recourse Indebtedness) of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Guarantor outstanding in reliance on this clause (A) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $1,225,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxvii) (A) Indebtedness of the Issuer or any Restricted Subsidiary incurred to finance a Permitted Acquisition or other Investment (or assumed in connection therewith); provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of $860,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxviii) Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback Transaction and any Permitted Refinancing thereof;

(xxix) [reserved];

(xxx) (A) an additional amount of Indebtedness in an amount equal to 200% of the then available capacity to make Restricted Payments of the type described in Section 4.07(a)(I) (and not, for the avoidance of doubt, any capacity to make Restricted Debt Payments or Restricted Investments) under Section 4.07, in lieu of Restricted Payments permitted under Section 4.07 (it being understood that 50% of such Indebtedness shall be deemed a Restricted Payment for purposes of compliance with Section 4.07) and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxxi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xxxii) (A) the incurrence of Indebtedness constituting Junior Priority Obligations up to an aggregate outstanding principal amount not to exceed an amount such that the Secured Leverage Ratio of the Issuer does not exceed the greater of (x) 6.25 to 1.00 and (y) the Secured Leverage Ratio in effect immediately prior to the incurrence of such Indebtedness, in each case, calculated on a Pro Forma Basis, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided that for purposes of determining the amount that may be incurred under this clause (xxxii), all Indebtedness incurred under this clause (xxxii) shall be deemed to be Consolidated Secured Debt; and

(xxxiii) all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.

(c) For the avoidance of doubt and notwithstanding anything herein to the contrary, (a) the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or additional Equity Interests and (b) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

(d) For purposes of determining compliance with this Section 4.09, the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(e) This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

SECTION 4.10. Asset Sales.

Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, other than any Asset Sale where:

(1) Holdings, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, in any such Asset Sale with a purchase price in excess of the greater of (x) $245,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period for all transactions permitted pursuant to this clause (2) since the Issue Date, Holdings, the Issuer or a Restricted Subsidiary shall receive not less than (I) 75% of such consideration in the form of cash or Cash Equivalents for all transactions permitted pursuant to this clause (2) since the Issue Date or (II) 50% of such consideration in the form of cash or Cash Equivalents for all transactions permitted pursuant to this clause (2) since the Issue Date; provided, however, that for the purposes of this clause (2), (A) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Issuer (or a Parent Entity) provided hereunder or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Issuer (or Parent Entity) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of Holdings, the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases Holdings, the Issuer or such Restricted Subsidiary from such liabilities, (B) any securities received by Holdings, the Issuer or such Restricted Subsidiary from such transferee that are converted by Holdings, the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (C) the amount of Indebtedness, other than liabilities that are by their terms subordinated to the Notes Obligations or any intercompany debt owed to Holdings, the Issuer or any Restricted Subsidiary, of any Person that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that Holdings, the Issuer and all

Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Disposition, (D) the amount of consideration consisting of Indebtedness of the Issuer or any Guarantor (other than Junior Financing) received after the Issue Date from Persons who are not Holdings, the Issuer or any Restricted Subsidiary and (E) any Designated Non-cash Consideration received by Holdings, the Issuer or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (2) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-cash Consideration) of the greater of (x) $1,105,000,000 and (y) 45% of Consolidated EBITDA for the most recently ended Test Period as of the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash.

With respect to Asset Sales of Collateral, within 540 days after receipt of any Net Proceeds from any Asset Sale of Collateral (the “Asset Sale Proceeds Application Period”), Holdings, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Applicable Percentage of the Net Proceeds from the Collateral subject to such Asset Sale (the “Applicable Proceeds”),

(a) to repay or offer to repay or otherwise reduce Indebtedness as follows: (i) Obligations under the Notes, (ii) Obligations under the Senior Secured Credit Facilities or (iii) any Additional Equal Priority Obligations, and in each case, in the case of revolving obligations (other than obligations in respect of any asset based credit facility to the extent the assets sold or otherwise disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; provided that if Holdings, the Issuer or any Restricted Subsidiary repays or offers to repay or otherwise reduce any Additional Equal Priority Obligations pursuant to clause (iii) above, Holdings, the Issuer or such Restricted Subsidiary shall either (A) reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with such Additional Equal Priority Obligations by, at its option, (x) redeeming Notes as provided under Section 3.07 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions (which may be below par) and/or (B) make an offer, in accordance with the provisions set forth below for an Asset Sale Offer, to all Holders to purchase their Notes on a ratable basis with any Additional Equal Priority Obligations repaid or offered to be repaid or otherwise reduced pursuant to this clause (a) for no less than 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, which offer shall be deemed to be an Asset Sale Offer for purposes hereof;

provided that to the extent Holdings, the Issuer or any Restricted Subsidiary makes an offer to redeem, prepay, repay or purchase any Obligations pursuant to the foregoing clause (a) at a price of no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offer, Holdings, the Issuer and the Restricted Subsidiaries will be deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Excess Proceeds (and such amount shall instead constitute Declined Proceeds); or

(b) other than in connection with any Asset Sale for which the cash consideration requirement of clause (2) of the first paragraph of this Section 4.10 was satisfied solely in reliance on subclause (II) thereof (and not subclause (I) thereof), to invest in the business of Holdings, the Issuer and their Subsidiaries, including (i) any acquisition or Investment permitted by this Indenture, (ii) any investment in Additional Assets, (iii) making Capital Expenditures in respect of assets used or useful in a Similar Business and (iv) any investment in any property or other assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Issuer may elect to deem expenditures that otherwise would be permissible investments within the scope of the foregoing clauses (i), (ii), (iii) and (iv), as applicable, that occur prior to the receipt of the Net Proceeds from such Asset Sale to have been invested in accordance with this clause (b) (provided such expenditures are made following the Issue Date);

(c) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or a Guarantor, and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; or

(d) any combination of the foregoing, excluding, in the case of any Asset Sale excluded from the foregoing clause (b), such clause (b);

provided that, in the case of clause (b) above, if Holdings, the Issuer or any Restricted Subsidiary invests or commits to invest, including by entering into a binding agreement, an executed term sheet or a letter of intent, the Applicable Proceeds in the business of Holdings, the Issuer and their Subsidiaries not later than the end of such 540-day period, such investment or commitment shall be treated as a permitted application of the Applicable Proceeds from the date of receipt of the applicable Net Proceeds so long as Holdings, the Issuer or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless Holdings, the Issuer or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment”) and such Net Proceeds are actually applied in such manner prior to 180 days from the date of entering into the Second Commitment; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Applicable Proceeds are applied or if such Second Commitment is not entered into prior to the expiration of the First Commitment Application Period, then such Applicable Proceeds shall constitute Excess Proceeds.

To the extent Applicable Proceeds exceed amounts that are invested or applied as provided and within the time period set forth in the preceding paragraph, such excess amount will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of any Notes pursuant to clause (a) of the preceding paragraph shall not constitute Excess Proceeds without regard to whether such offer is accepted by any Holders and any amount of Applicable Proceeds offered to Holders of the Notes pursuant to clause (a) of the preceding paragraph that are not accepted shall be deemed to be Declined Proceeds. If at any time the aggregate amount of Excess Proceeds exceeds the greater of (i) $370,000,000 and (ii) 15% of Consolidated EBITDA (any amounts up to such amount, the “Retained Threshold Proceeds”), then the Issuer shall within 20 Business Days make an offer to all Holders of Notes and, if required or permitted by the terms of any other Equal Priority Obligations, to the holders of such Equal Priority Obligations, as applicable (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Equal Priority Obligations with such Excess Proceeds (which, (x) in the case of the Notes only, is equal to $1,000 or an integral multiple thereof and at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and (y) in the case of such other Equal Priority Obligations, is in accordance with the documents governing such Equal Priority Obligations). The Issuer shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Applicable Proceeds (the “Advance Portion”).

If the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Equal Priority Obligations, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, any remaining Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Equal Priority Obligations tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Notes shall be selected pro rata (subject to applicable DTC procedures as to global notes) and the Issuer or the representative of such Equal Priority Obligations shall select such Equal Priority Obligations to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such Equal Priority Obligations tendered, with adjustments as necessary so that no Notes or Equal Priority Obligations will be repurchased in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion) and, in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

Pending the final application of Applicable Proceeds pursuant to this Section 4.10, the holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Secured Credit Facilities) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. For the avoidance of doubt, any Retained Asset Sale Proceeds may be applied in any manner not prohibited by this Indenture and such Retained Asset Sale Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

Notwithstanding anything in this Indenture to the contrary, (A) to the extent that any of or all the Net Proceeds of an Asset Sale by a Foreign Subsidiary are prohibited, restricted or delayed by any Requirement of Law from being repatriated to the Issuer, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 and shall not constitute Excess Proceeds, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Issuer (the Issuer hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, an amount equal to such Net Proceeds will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts to the extent not taken into account by the definition of Net Proceeds) in compliance with this Section 4.10, (B) the Issuer shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.10 to the extent that the relevant affected Net Proceeds are received by any Restricted Subsidiary, for so long as the distribution of any such amount to the Issuer would conflict with the fiduciary duties of such Restricted Subsidiary’s directors or would result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management, member, partner, independent contractor or consultant of such Restricted Subsidiary; it being understood and agreed that, if the distribution of the relevant affected Net Proceeds to the Issuer would no longer conflict with the fiduciary duties of such director or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 18 months following the end of the applicable fiscal year or the event giving rise to the relevant Net Proceeds, an amount equal to the relevant Net Proceeds will be promptly applied by the Issuer in compliance with this Section 4.10 and (C) to the extent that and for so long as the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of an Asset Sale by a Foreign Subsidiary would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, an amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 and shall not constitute Excess Proceeds, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Issuer determines in good faith that repatriation of any of or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, an amount equal to such Net Proceeds shall be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts to the extent not taken into account by the definition of Net Proceeds) in compliance with this Section 4.10.

To the extent that any portion of Applicable Proceeds payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the asset sale provisions of this Indenture by virtue of such compliance. Notwithstanding the foregoing, the Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees so long as the tender of the Notes by a Holder is not conditioned upon the delivery of consents by such Holder.

SECTION 4.11. Transactions with Affiliates.

(a) Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) the greater of (x) $125,000,000 and (y) 5.0% of Consolidated EBITDA for the Test Period most recently ended prior to the date of such transaction.

(b) The foregoing provisions will not apply to the following:

(i) transactions with Holdings, the Issuer or any Restricted Subsidiary;

(ii) transactions on terms substantially as favorable to Holdings, the Issuer or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, or if in the good faith judgment of the Issuer no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings, the Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety;

(iii) [reserved]

(iv) issuances of Equity Interests of Holdings or the Issuer to the extent otherwise permitted by this Indenture;

(v) employment and severance arrangements (including salary or guaranteed payments, royalty payments, commission sharing and bonuses) between Holdings, the Issuer and the Restricted Subsidiaries and their respective officers, managers, employees and other service providers in the ordinary course of business (including loans and advances pursuant to clauses (b) and (p) of the definition of “Permitted Investments”);

(vi) payments by Holdings (and any direct or indirect parent thereof), the Issuer and the Restricted Subsidiaries to the extent constituting part of any Tax Restructuring or pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Issuer and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings, the Issuer and the Restricted Subsidiaries, to the extent such payments are permitted by Section 4.07;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees and other service providers of Holdings (or any direct or indirect parent company thereof), the Issuer and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Issuer and the Restricted Subsidiaries;

(viii) transactions pursuant to any agreement or arrangement in effect as of the Issue Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date as determined by the Issuer in good faith);

(ix) transactions permitted under Section 5.01, the definition of “Permitted Investments”, or Section 4.07;

(x) customary payments by Holdings, the Issuer and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof) to any Permitted Holder or to any former, current or future director, manager, officer, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings, the Issuer, any of the Subsidiaries or any direct or indirect parent thereof;

(xii) the payment of consulting, advisory and other fees (including transaction fees), indemnities and expenses (plus any unpaid consulting, advisory and other fees (including transaction fees), indemnities and expenses thereunder accrued in any prior year);

(xiii) Affiliate repurchases of the loans and/or commitments under the Senior Secured Credit Facilities to the extent permitted under the agreements governing the Senior Secured Credit Facilities and of the Notes to the extent permitted under this Indenture, and the holding of such loans, commitments, Notes and the payments and other related transactions in respect thereof;

(xiv) transactions in connection with any Qualified Securitization Facility, factoring arrangements or similar transactions, including sales or other transfers of accounts receivable and related assets or participations therein;

(xv) transactions with any Similar Business otherwise permitted under this Indenture, loans, advances and other transactions between or among Holdings, the Issuer, any Restricted Subsidiary and/or any joint venture (regardless of the form of legal entity) in which Holdings, the Issuer or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of Holdings but for Holdings’ or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted under this Indenture;

(xvi) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable;

(xvii) transactions undertaken pursuant to membership in a purchasing consortium;

(xviii) the payment of fees and expenses to an Affiliate pursuant to any services agreement for the engagement of the chief executive officer, the chief financial officer or other member of management of Holdings, the Issuer and their Subsidiaries (or any parent thereof); and

(xix) the licensing of intellectual property in the ordinary course of business to permit the commercial exploitation of intellectual property between or among Subsidiaries and Affiliates of the Issuer.

SECTION 4.12. Limitation on Liens.

Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (each, a “Subject Lien”) that secures Obligations under any debt for borrowed money on any Collateral of Holdings, the Issuer or such Restricted Subsidiary, unless such Subject Lien is a Permitted Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13. Organizational Existence.

Subject to Article 5, Holdings and the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its organizational existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Holdings, the Issuer and its Restricted Subsidiaries; provided that Holdings and the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if Holdings in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Issuer and their Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, Holdings, the Issuer and their Restricted Subsidiaries will be permitted to change their organizational form.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless, prior to or concurrent with the time the Issuer is required to make a Change of Control Offer, the Issuer or a third party has mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Article 3 or Article 11, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof (or at such higher amount as the Issuer may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Change of Control Payment Date (as defined below). Within 60 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise deliver such notice in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuer’s discretion, until such time (including more than 60 days after the date such notice is sent) as any conditions referred to in clause (8) below shall be satisfied or waived;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment plus accrued and unpaid interest on all properly tendered Notes, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) until the close of business on the 10th Business Day after the date such notice is sent (or such later time and date as the Issuer may decide in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline, as an electronic transmission (in PDF), a facsimile transmission or letter or other communication in accordance with the procedures of DTC setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of global notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(8) if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any such conditions (including the occurrence of such Change of Control) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control) is later rescinded as described in clause (8) above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Issuer reasonably believing that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section 4.14.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. Notwithstanding the foregoing, the Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, plus accrued and unpaid interest thereon, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer if a third party approved in writing by the Issuer makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control, conditional upon such Change of Control or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) The provisions of this Section 4.14, including the definition of “Change of Control” may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(e) A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Issuer or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

SECTION 4.15. Additional Note Guarantees. Holdings and the Issuer shall not permit any of their Domestic Subsidiaries that is a wholly-owned Restricted Subsidiary (other than the Guarantors, any Securitization Subsidiary and any FSHCO) to (i) borrow or guarantee the payment of any Indebtedness under the Senior Secured Credit Facilities, (ii) guarantee the payment of any Indebtedness under any Credit Facility incurred by the Issuer or any Guarantor in an aggregate principal amount in excess of $300,000,000, or (iii) guarantee the payment of any Indebtedness under any other capital markets debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $300,000,000, unless such Restricted Subsidiary within 90 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary and joinders to the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and applicable Security Documents or new intercreditor agreements and Security Documents, together with any filings and agreements to the extent required by (and within the time periods as set forth in) the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary; provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (and no 90-day period described in the foregoing sentence shall apply to such Subsidiary).

SECTION 4.16. Covenant Termination.

(a) If on any date following the Issue Date, an Investment Grade Event occurs, then beginning on such date (such date, the “Termination Date”), Holdings, the Issuer and the Restricted Subsidiaries shall not be subject to the following covenants (collectively, the “Terminated Covenants”):

(1) Section 4.07;

(2) Section 4.08;

(3) Section 4.09;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.15; and

(7) clause (f) of the first paragraph and the entire third paragraph of Section 5.01.

(b) Following the Termination Date, Holdings, the Issuer and the Restricted Subsidiaries shall be entitled to incur Liens permitted under Section 4.12 (including, without limitation, Permitted Liens). To the extent Section 4.12 and any Permitted Liens refer to one or more Terminated Covenants, such covenant or definition shall be interpreted as though such applicable Terminated Covenant(s) continued to be applicable following the Termination Date (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

(c) No Subsidiaries shall be designated as Unrestricted Subsidiaries after the Termination Date unless such designation would have complied with Section 4.07 as if such covenant was in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation.

(d) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

(e) Neither the Trustee nor the Notes Collateral Agent shall have any duty to (i) monitor the ratings of the Notes, (ii) determine whether an Investment Grade Event has occurred or (iii) notify the Holders of any of the foregoing.

SECTION 4.17. After-Acquired Collateral; Further Assurances.

(a) Subject to the limitations and exceptions set forth in this Indenture and the Security Documents, if the Issuer or any Guarantor creates or acquires any security interest upon any property or asset (other than Excluded Assets) that would constitute Collateral or that secures the Senior Secured Credit Facilities Obligations, the Issuer and each of the Guarantors shall execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent a first-priority perfected security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral and must concurrently grant a first-priority perfected security interest (pursuant to and subject to the terms of this Indenture and the Security Documents and subject to Permitted Liens) upon any such collateral that secures the Senior Secured Credit Facilities Obligations, as security for the Notes Obligations, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b) The Issuer and the Guarantors shall, at their sole expense, take all actions (including filing Uniform Commercial Code and other financing statements and continuation statements and amendments to financing statements) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof) of the security interests created or intended to be created by the Security Documents.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

Holdings and the Issuer shall not merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not Holdings or the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, as applicable, in one or more related transactions, to any Person unless:

(a) Holdings or the Issuer is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than Holdings or the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States or any political subdivision thereof (Holdings, the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company, if other than Holdings or the Issuer, expressly assumes all of the obligations of Holdings or the Issuer under this Indenture, its Note Guarantee (in the case of Holdings), the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents, as applicable;

(c) immediately after such transaction, no Event of Default exists;

(d) [reserved];

(e) the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, winding up, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures or other documents or instruments, if any, comply with this Indenture; and

(f) to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

The Successor Company will succeed to, and be substituted for Holdings or the Issuer, as applicable, under this Indenture, its Note Guarantee (in the case of Holdings), the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents, as applicable, and Holdings or the Issuer, as applicable, (other than in connection with a lease), will automatically be released and discharged from its obligations under this Indenture, its Note Guarantee, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents, as applicable. Notwithstanding the foregoing clause (c),

(a) any Restricted Subsidiary may merge, consolidate or amalgamate with or into, wind up into or consummate a Division or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, the Issuer or any Restricted Subsidiary, and

(b) Holdings or the Issuer may (i) merge, consolidate or amalgamate with or into, wind up into or consummate a Division or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to a Subsidiary Guarantor and (ii) merge, consolidate or amalgamate with or into, wind up into, or consummate a Division with an Affiliate of Holdings or the Issuer solely for the purpose of reincorporating Holdings or the Issuer in the United States or any political subdivision thereof.

Subject to the provisions described in this Indenture and the Security Documents governing release of a Note Guarantee upon the sale, disposition or transfer of Equity Interests of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and Holdings and the Issuer shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into, consummate a Division (whether or not the Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, taken as a whole, in one or more related transactions, to any Person unless:

(1) (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, or any political subdivision thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Note Guarantee pursuant to supplemental indentures, joinders to the applicable Security Documents and the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or other documents or instruments;

(c) to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(d) immediately after such transaction, no Event of Default exists; or

(2) the transaction is a Disposition that is not prohibited by Section 4.10.

The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents and such Subsidiary Guarantor’s Note Guarantee and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents and such Subsidiary Guarantor’s Note Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into, consummate a Division or sell, assign or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge, consolidate or amalgamate with or into, wind up into or consummate a Division with or into the Issuer or an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States or any political subdivision thereof, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States, (iv) liquidate or dissolve or change its legal form if the Board of Directors or the senior management of the Issuer (or any Parent Entity of the Issuer) determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in the preceding paragraph or (v) dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Restricted Subsidiary that is not a Guarantor so long as, to the extent constituting an Investment, such Investment is permitted under Section 4.07 or, to the extent constituting a Disposition, such Disposition is for fair market value and any promissory note or other non-cash consideration received in respect thereof is an Investment permitted under Section 4.07.

Notwithstanding anything to the contrary, Holdings, the Issuer and their Subsidiaries may undertake or consummate any Tax Restructuring without complying with this Section 5.01.

Notwithstanding the foregoing, the first paragraph of this Section 5.01 will not apply with respect to the sale, assignment, transfer, lease, conveyance or other disposition of substantially all property or assets of Holdings or the Issuer if such sale, assignment, transfer, lease, conveyance or other disposition also constitutes a Change of Control with respect to which a Change of Control Offer is made to Holders pursuant to Section 4.14.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events:

(1) the failure to pay the principal of (or premium, if any) on the Notes when due and payable;

(2) the failure to pay any interest on the Notes when due and payable, which failure continues for 30 days;

(3) the failure by Holdings, the Issuer or any Restricted Subsidiary for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or other agreements contained in this Indenture or the Notes (other than those described in clauses (1) or (2) above); provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, the Issuer or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries (other than Indebtedness owed to Holdings, the Issuer or a Restricted Subsidiary, any Qualified Securitization Facility, any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Indenture), or termination events or similar events occurring under any Swap Agreement (it being understood that this clause (4) will apply to any failure to make any payment required as a result of any such termination or similar event)), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii) the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, exceeds the greater of (x) $615,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(5) failure by Holdings, the Issuer or any Restricted Subsidiary (other than a Securitization Subsidiary) that is a Significant Subsidiary (or group of Restricted Subsidiaries (other than a Securitization Subsidiary) that, taken together, would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of the greater of (x) $615,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period as of such time determined on a Pro Forma Basis (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, or any judgment creditor shall legally attach or levy upon assets of the Issuer or a Guarantor that are material to the businesses and operations of Holdings, the Issuer and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(6) (A) Holdings, the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, other than any Securitization Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Securitization Subsidiary), in a proceeding in which Holdings, the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Securitization Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Securitization Subsidiary), or for all or substantially all of the property of Holdings, the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Securitization Subsidiary; or

(iii) orders the liquidation of Holdings, the Issuer or any Significant Subsidiary (other than any Securitization Subsidiary) (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Securitization Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) any Note Guarantee by Holdings or a Guarantor that is a Significant Subsidiary (or group of Guarantors that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or a Guarantor denies or disaffirms its obligations under its Note Guarantee (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of such Note Guarantee in accordance with the terms of this Indenture);

(8) Holdings, the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, the release of the guarantee of such Guarantor in accordance with the terms of this Indenture or the release of such security interest in accordance with the terms of this Indenture and the Security Documents); or

(9) (i) the Liens created by the Security Documents (x) shall cease to be, or (y) shall at any time not constitute a valid and perfected, first-priority Lien (subject to Permitted Liens) on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Controlling Collateral Agent or Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default, in the case of clause (x), is unremedied for 10 Business Days, and in the case of clause (y), continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, prior to the acceleration of Notes under this Indenture:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 6.02. Acceleration; Noteholder Direction.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(6)) with respect to the Notes at the time outstanding shall occur and be continuing, under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes may declare the principal, premium, if any, and any other monetary obligations on all of the then outstanding Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by the Holders). At any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may, in certain circumstances, rescind and annul such acceleration, provided that such rescission would not conflict with any judgment of a court of competent jurisdiction. If an Event of Default described in Section 6.01(a)(6) above occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must send to each Holder notice of the Default within 90 days after it becomes known to the Trustee. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it in good faith determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee acceleration is not in the interest of the Holders.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or DTC’s nominee, that (i) such Holder is being instructed solely by beneficial owners that are not) Net Short and (ii) such Holder and the Affiliates of such Holder do not (or, in the case such Holder is DTC or DTC’s nominee, that such Holder is being instructed solely by beneficial owners and Affiliates of such beneficial owners that do not) hold or beneficially own Notes in excess of the Voting Cap without the Issuer’s consent (each, a “Position Representation”), which representation, in the case of a Noteholder Direction relating to delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or DTC’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or DTC’s nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuer provides to the Trustee an Officer’s Certificate certifying that the Issuer has (i) a good faith reasonable basis to believe that one or more Directing Holders were at any relevant time in breach of their Position Representation and (ii) initiated proceedings in a court of competent jurisdiction seeking a determination that such Directing Holders were, at such time, in breach of their Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuer provides to the Trustee an Officer’s Certificate stating that (i) such Directing Holders have satisfied their Verification Covenant or (ii) such Directing Holders have failed to satisfy its Verification Covenant, and during such time the cure period with respect to any Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Holder may have offered or provided to the Trustee), with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance with this Indenture without verification, investigation or otherwise as to the statements made therein.

(c) Upon the effectiveness of a declaration described in clause (a) of this Section 6.02, such principal and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

(d) For the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder or beneficial owner of the Notes that is a Regulated Bank or to any initial purchaser of the Notes acting in its capacity as such.

(e) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Section 6.02 and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise.

(f) Subject to the Equal Priority Intercreditor Agreement and certain other restrictions, the Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the

Notes Collateral Agent. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability. Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of their rights or powers under this Indenture or the Security Documents at the request or direction of any of the Holders, unless such Holders shall have offered, and if requested, provided to the Trustee and the Notes Collateral Agent security and indemnity satisfactory to them against any loss, liability or expense.

(g) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (such other default, the “Initial Default”) occurs, then at the time such Initial Default is cured, the Default for a failure to report or failure to deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period specified in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture and the Security Documents, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder, and may rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Subject to the Equal Priority Intercreditor Agreement, Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, and the

Trustee or the Notes Collateral Agent, as applicable, may act at the direction of the Holders without liability. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability.

SECTION 6.06. Limitation on Suits.

Subject to Sections 6.07 and 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Subject to the Equal Priority Intercreditor Agreement, and except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Notes or this Indenture unless:

(1)	such Holder previously shall have given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(2)	Holders of not less than 30% in aggregate principal amount of the outstanding Notes shall have made written request upon the Trustee to pursue the remedy;

(3)	Holders have offered and, if requested, provided to the Trustee, indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

(4)	the Trustee, for 60 days after receipt of such notice, request and offer of indemnity, shall have failed to institute such proceeding;

(5)

during such 60-day period, the Trustee shall not have received direction inconsistent with such request in writing by the Holders of a majority in aggregate principal amount of the outstanding Notes; and

(6)	Holders of a majority in aggregate principal amount of the total then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

These limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due date expressed in such Note. Notwithstanding anything in this Indenture to the contrary, a notice of Default may not be given with respect to any action taken, any inaction that occurred or any event that took place and, in each case, was either reported publicly or reported to Holders, more than two years prior to such notice of Default.

SECTION 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or purchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

Subject to the provisions of the Intercreditor Agreements and the Security Documents, if the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money in the following order:

(i) first to the Trustee (including any predecessor trustee) and second to the Notes Collateral Agent, in each case, and their respective agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Sections 7.01(b) or 7.01(g);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense, with respect to such exercise.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

SECTION 7.02. Rights of Trustee.

Subject to the provisions of Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.

(i) The Trustee may request that the Issuer and any Guarantor deliver a certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as such term is used in the Trust Indenture Act), it must eliminate such conflict within 90 days or resign as trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture, including with respect to the calculation of any basket or ratio under this Indenture or compliance with any provisions of this Indenture in connection with any Limited Condition Transaction or any LCT Election. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to Holders a notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if a Responsible Officer of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. [Reserved].

SECTION 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder and the Trustee shall not incur any liability if it fails to so notify. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct or gross negligence.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 30.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11. [Reserved].

SECTION 7.12. Certain Tax Matters.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about the parties and/or transactions related to this Indenture and the Notes (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this section shall survive the termination of this Indenture.

SECTION 7.13. Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver each of the Security Documents, the Equal Priority Intercreditor Agreement and, if applicable, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement to which the Trustee or the Notes Collateral Agent, as applicable, is to be a party, including any Intercreditor Agreement or Security Documents executed on or after the Issue Date and any amendments, joinders or supplements to any Intercreditor Agreement or Security Document permitted by this Indenture. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Intercreditor Agreement or any other Security Document, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their Obligations with respect to all outstanding Notes, this Indenture, the applicable Security Documents and Note Guarantees on the date the conditions set forth in Section 8.04 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other Obligations under such Notes and this Indenture, the applicable Security Documents and the applicable Intercreditor Agreements, and to have the Obligations of each of the Guarantors discharged with respect to its Note Guarantee, and to have Liens on the Collateral securing the Notes released (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged under this Indenture:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.17 and clauses (c) to (f) of the first paragraph of Section 5.01 and the third and fourth paragraphs of Section 5.01 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under this Indenture (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Holdings, the Issuer and the Restricted Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(7), 6.01(a)(8) and 6.01(a)(9) shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption for such Notes, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the holders and the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders and the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer.

The Trustee and each Paying Agent shall promptly turn over to the Issuer upon receipt of an Issuer Order any excess money or securities held by them upon payment of all the obligations under this Indenture. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer make any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to its Note Guarantee, this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or the Security Documents to which it is a party and excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor), the Trustee and the Notes Collateral Agent, without the consent of any Holders, may amend the Notes, the Note Guarantee, this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or the Security Documents (including in each case, if applicable, the form of agreements attached thereto as exhibits), for any of the following purposes:

(1) to cure any ambiguity or omission or correct any defect or inconsistency, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under this Indenture, in each case as shall not adversely affect the interests of any Holders of the Notes in any material respect;

(2) to evidence the succession of another Person to the Issuer or any Guarantor and the assumption by any such successor of the covenants, agreements and obligations of the Issuer or Guarantor, as the case may be, under the Notes, the Note Guarantees, this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (if any) or any Security Document in accordance with Section 5.01;

(3) to surrender any right or power conferred upon the Issuer or to add further covenants, restrictions, conditions or provisions relating to the Issuer or the Guarantors for the protection of the Holders of any Notes, and to add any additional defaults or Events of Default for the Issuer’s or any Guarantor’s failure to comply with any such further covenants, restrictions, conditions or provisions;

(4) to modify or amend this Indenture in such a manner to permit the qualification of this Indenture or any supplemental indenture under the Trust Indenture Act;

(5) to add a Guarantor, a guarantee by a Parent Entity or a co-obligor of the Notes under this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and/or the Security Documents;

(6) to release any Guarantor from its Note Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(7) to add Collateral with respect to any or all of the Notes and/or the Note Guarantees;

(8) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(9) to make any change that does not adversely affect the rights of any Holder of Notes;

(10) to evidence and provide for the acceptance of appointment under this Indenture of a successor or separate Trustee or Notes Collateral Agent with respect to the Notes;

(11) to comply with the rules of any applicable securities depositary;

(12) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(13) to conform the text of this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, the Security Documents, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, any Security Document, the Notes or the Note Guarantees;

(14) to release any Collateral from the Lien securing the Notes when permitted or required by the Security Documents, this Indenture (including any release of any Lien on any asset or property that constitutes an Excluded Asset) or the Equal Priority Intercreditor Agreement;

(15) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of Holders to transfer Notes;

(16) to make any amendment to the provisions of this Indenture reflecting Accounting Changes (as defined in Section 1.06) in accordance with Section 1.06(d);

(17) to add any Additional Equal Priority Secured Parties to any Security Documents or the Equal Priority Intercreditor Agreement or add any Senior Priority Secured Parties or Junior Priority Secured Parties to any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement;

(18) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Equal Priority Intercreditor Agreement, taken as a whole, or any joinder thereto or to enter into any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement;

(19) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Equal Priority Intercreditor Agreement or any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, or to modify any such legend as required by the Equal Priority Intercreditor Agreement or any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement;

(20) with respect to the Security Documents, the Equal Priority Intercreditor Agreement and any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, as provided in the relevant Security Document, Equal Priority Intercreditor Agreement, Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement, as applicable; or

(21) to provide for the succession of any parties to the Security Documents, the Equal Priority Intercreditor Agreement or any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Facilities or any other agreement that is not prohibited by this Indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Sections 9.06 and 12.08, the Trustee and/or the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreements that affect its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders.

Except as provided below in this Section 9.02, the Notes, this Indenture, any Note Guarantee, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the Security Documents (including in each case, if applicable, the form of agreements attached thereto as exhibits) may be amended or supplemented and any existing Default or Event of Default or compliance with any provision of the Notes, this Indenture, any Note Guarantee, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Acceptable Junior Priority Intercreditor Agreement or any Security Document may be waived, in each case, by the Issuer, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected thereby (including consents obtained in connection with a tender offer or exchange offer for the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any such Note;

(2) reduce the principal amount of, or the rate of interest on, any such Note;

(3) reduce the time at which Notes may be redeemed or the redemption price (including any premium) payable upon the redemption of any such Note under Section 3.07, provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(4) reduce the amount of the principal of an original issue discount Note that would be due and payable upon a declaration of acceleration of the maturity thereof;

(5) change any place of payment where, or the coin or currency in which, the principal of, premium, if any, or interest on any such Note is payable;

(6) amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the stated maturity or Redemption Date of any such Note;

(7) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required to approve any modification or amendment or for any waiver of compliance with, or Defaults under, this Indenture;

(8) modify any of the provisions in this Indenture regarding the waiver of past Defaults;

(9) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any Note (except a rescission or annulment of acceleration of such Note by the Holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all affected Holders;

(10) make any change to or modify the ranking of any Note that would adversely affect the Holders;

(11) except as expressly permitted by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders of any Note; or

(12) modify any of the above provisions.

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (B) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders of Notes, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement.

Notwithstanding anything to the contrary in this Section 9.02, Section 6.01 or otherwise in this Indenture, for purposes of determining whether the Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes, the Note Guarantees, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (if any) or any Security Document or any departure by the Issuer or any Guarantor therefrom, (ii) otherwise acted on any matter related to this Indenture, the Notes, the Note Guarantees, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (if any) or any Security Document or (iii) directed or required the Trustee or any Holder to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes, the Note Guarantees, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (if any) or any Security Document, all Notes held or beneficially owned by any Holder (or beneficial owner) or any Affiliate of such Holder (or beneficial owner), shall not, subject to the proviso to this paragraph below, account for more than 20.0% of the Notes outstanding at any time (with respect to any Holder (or beneficial owner) (collectively with any Affiliates of such Holder (or beneficial owner)), the “Voting Cap”) included in determining whether the Holders have consented to any action (or refrained from taking any action) or provided any consent or waiver pursuant to this “Amendment, Supplement and Waiver” section. All Notes held or beneficially owned by any Holder (or beneficial owner) or any Affiliate of such Holder (or beneficial owner) in excess of the Voting Cap shall be deemed to not be outstanding for all purposes of calculating whether the Holders have taken any action (or refrained from taking any action) or provided any consent or waiver; provided that, notwithstanding the foregoing, the Voting Cap shall not apply to any individual Holder (or beneficial owner) (collectively with any Affiliates of such Holder (or beneficial owner)) for which the Issuer has consented to such Holder (or beneficial owner or Affiliates) holding Notes in excess of 20.0% of the Notes outstanding at any time, which shall be evidenced by written notice to the Trustee.

The Trustee shall have no duty to determine whether any Holder (or beneficial owner) has exceeded the Voting Cap. In connection with any action under this Indenture, the Notes, the Note Guarantees, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement (if any) or any Security Document that requires a determination of whether the Holders have consented to such action or otherwise acted on any matter or directed the Trustee or the Notes Collateral Agent to undertake any action (or refrain from taking any action), the Issuer shall identify the amount of Notes held or beneficially owned by a Holder and its Affiliates and an Affiliated Debt Fund that causes the Voting Cap and whether the Voting Cap is triggered with respect to such consent, action or direction in an Officer’s Certificate delivered to the Trustee and Notes Collateral Agent, upon which the Trustee and Notes Collateral Agent shall be entitled to conclusively rely without investigation. For purposes of determining whether the Trustee and the Notes Collateral Agent are entitled to rely on consents, actions or directions of Holders, only those Notes which have been identified to the Trustee and the Notes Collateral Agent in an Officer’s Certificate as being in excess of the Voting Cap shall be disregarded.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, Etc..

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. The Issuer may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Sections 12.08 and 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, as primary obligor and not merely as surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Secured Credit Facilities).

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01, each Subsidiary Guarantor that becomes a Guarantor after the Issue Date hereby agrees that a supplemental indenture substantially in the form of Exhibit D hereto shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any Domestic Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

Each Note Guarantee shall provide by its terms that the applicable Guarantor’s Obligations under this Indenture and such Note Guarantee shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:

(a) in the case of a Subsidiary Guarantor, any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Equity Interests of such Subsidiary Guarantor, as a result of which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(b) (1) the release or discharge of the guarantee by such Guarantor of the obligations under the Senior Secured Credit Facilities, (2) the release or discharge of such other guarantee that required such Guarantor to provide such Note Guarantee pursuant to Section 4.15 or (3) in the case of a Note Guarantee required to be provided pursuant to clause (ii) or (iii) of Section 4.15, a reduction in aggregate principal amount of the Indebtedness or capital markets debt securities, as the case may be, being guaranteed by such Guarantor that resulted in such Guarantor providing such Note Guarantee to $300,000,000 or less, except (A) in the case of clauses (1) and (2), a discharge or release by or as a result of payment under such guarantee after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release) and (B) in all cases, if at the time of the release and discharge of such Note Guarantee, such Guarantor would be required to guarantee the Notes pursuant to any of the provisions described in Section 4.15;

(c) in the case of a Subsidiary Guarantor, the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;

(d) the Issuer exercising the legal defeasance option or covenant defeasance option with respect to the Notes as described under Article 8 or the Issuer’s obligations under this Indenture with respect to the Notes being satisfied and discharged in accordance with the terms of this Indenture;

(e) the merger, amalgamation, winding up or consolidation of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation, winding up or consolidation, or upon the liquidation of a Subsidiary Guarantor;

(f) in the case of a Subsidiary Guarantor, upon the occurrence of an Investment Grade Event; provided that such Note Guarantee shall not be released pursuant to this clause (f) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Secured Credit Facilities;

(g) in the case of Holdings, if Holdings ceases to be a direct or indirect parent of the Issuer as a result of a transaction or designation permitted pursuant to the definition of “Successor Holdings” (Holdings, in such event, “Prior Holdings”); provided that Successor Holdings has assumed all obligations of Prior Holdings under this Indenture, the Notes, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement and the applicable Security Documents, in each case, pursuant to a supplemental indenture or other applicable documents or instruments; or

(h) as described under Article 9 or in accordance with the provisions of the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Acceptable Junior Priority Intercreditor Agreement.

SECTION 10.07. Effectiveness of Guarantees.

This Indenture shall be effective upon its execution and delivery by the parties hereto.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes and the Liens on the Collateral securing the Notes will be released, when:

(1) either:

(a) all Notes theretofore authenticated and delivered (except mutilated, destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation; or

(b) (x) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(y) the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in an amount (including scheduled payments thereon) sufficient, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. Government Obligations, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the date of maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee (or such other entity designated by the Trustee for this purpose) equal to the Applicable Premium calculated as of the date of the notice of redemption for the Notes, with any Applicable Premium Deficit only required to be deposited with the Trustee (or such other entity designated by the

Trustee for this purpose) on or prior to such Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; and

(z) the Issuer has delivered irrevocable instructions to the Trustee (or such other entity designated by the Trustee for this purpose) to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

(2) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(3) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(x), (y) and (z) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (b)(y) of clause (1) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL

SECTION 12.01. Security Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Equal Priority Intercreditor Agreement on the Issue Date, any other Security Document (subject to Section 12.08(r)) or Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement entered into after the Issue Date in accordance with Section 12.08(l) and Section 9.01(18) and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement, any of the other Security Documents and this Indenture, the applicable Intercreditor Agreement shall control. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer and the Guarantors shall, at their sole expense, take all actions (including filing Uniform Commercial Code and other financing statements and continuation statements and amendments to financing statements) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof) of the security interests created or intended to be created by the Security Documents. Such security interests will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form reasonably necessary to ensure the creation of the security interests created or intended to be created by the Security Documents in the Collateral.

(b) It is understood and agreed that prior to the discharge of the Senior Secured Credit Facilities Obligations, to the extent that the Senior Secured Credit Facilities Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date)), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Senior Secured Credit Facilities Collateral Agent in respect of any such matters under the Senior Secured Credit Facilities shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

SECTION 12.02. Release of Collateral.

The Issuer and the Guarantors shall be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Note Guarantees, which, except as set forth below, shall occur automatically and without further action by the Notes Collateral Agent, the Trustee or the Holders or any other Person, under any one or more of the following circumstances:

(1) upon the consummation of any sale, transfer or other disposition (including by the termination of financing leases or the repossession of the leased property in a financing lease by the lessor and by means of a Restricted Payment) by the Issuer or any Guarantor of such Collateral to any Person other than the Issuer or a Guarantor, to the extent such sale, transfer or other disposition is not prohibited by this Indenture;

(2) in the case of a Guarantor that is released from its Note Guarantee, with respect to the property and other assets of such Guarantor, upon the release of such Guarantor from its Note Guarantee;

(3) with respect to Collateral constituting Equity Interests issued by a Subsidiary of the Issuer, upon request of the Issuer following (x)(i) the consummation of any transaction permitted by this Indenture as a result of which such Subsidiary ceases to be a Restricted Subsidiary or (ii) the designation by the Issuer of such Subsidiary as an Unrestricted Subsidiary in accordance with this Indenture, in each case, to the extent such Equity Interests constitute Excluded Assets as a result thereof or (y) the dissolution or liquidation of such Subsidiary to the extent such dissolution or liquidation is not prohibited by this Indenture;

(4) with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;

(5) to the extent the Liens on the Collateral securing the Senior Secured Credit Facilities Obligations are released by the Senior Secured Credit Facilities Collateral Agent (other than any release by, or as a result of, payment of the Senior Secured Credit Facilities Obligations), upon the release of such Liens;

(6) in connection with any enforcement action taken by the Controlling Collateral Agent in accordance with the terms of the Equal Priority Intercreditor Agreement;

(7) pursuant to any amendment, supplement or waiver effected in accordance with the provisions of Article 9; or

(8) with respect to all Collateral, upon the occurrence of an Investment Grade Event.

The Liens on the Collateral securing the Notes and the related Note Guarantees also shall automatically and without the need for any further action by any Person be terminated and released, (i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations in respect of the Notes under this Indenture, the related Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, without regard to any contingent obligations (including contingent indemnification obligations) that are not then due and payable, (ii) upon a legal defeasance or covenant defeasance with respect to the Notes under Article 8 or a satisfaction and discharge of this Indenture with respect to the Notes under Article 11 or (iii) pursuant to the Equal Priority Intercreditor Agreement and the Security Documents.

In addition, the Notes Collateral Agent will, and the Holders irrevocably authorize the Notes Collateral Agent to, release or subordinate any Lien on any property granted to or held by the Notes Collateral Agent under any Notes Document to the holder of any Lien on such property that is permitted by clause (iv), (viii)(A) or (xxii) of the definition of “Permitted Liens” (to the extent required by the terms of the obligations secured by such Liens).

With respect to any release of any Liens on Collateral, upon receipt of an Officer’s Certificate, upon which the Trustee or Notes Collateral Agent may conclusively rely without liability, stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreements and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate

SECTION 12.03. Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreements, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 12.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.05. Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.07. Certain Limitations on Collateral.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created and/or perfected on the Issue Date (other than (a) by the execution and delivery of the Collateral Agreement by the Issuer and the Guarantors, (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC and (c) a Lien on the Equity Interests of the Issuer and each Restricted Subsidiary required to be pledged pursuant to the Collateral Agreement that may be perfected on the Issue Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate)), in each case after the Issuer’s use of commercially reasonable efforts to do so without undue burden or expense, subject to the provisions in the Equal Priority Intercreditor Agreement relating to the Senior Secured Credit Facilities Collateral Agent holding certificates representing such Equity Interests as gratuitous bailee on behalf of the Notes Collateral Agent, the Issuer shall take all necessary actions to create and/or perfect such Lien no later than 90 days after the Issue Date (or as soon as reasonably practicably thereafter); provided that, solely with respect to any requirement to deliver insurance certificates or endorsements, the Issuer shall only be required to use commercially reasonable efforts to provide such insurance certificates or endorsements within 90 days after the Issue Date and after the expiration of such period, the requirement to provide such insurance certificates or endorsements shall cease.

Notwithstanding anything in this Indenture or any other Security Document, it is understood and agreed that:

(a) Liens required to be granted from time to time pursuant to the Security Documents shall be subject to exceptions and limitations set forth in this Indenture and the applicable Security Documents;

(b) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than certificated securities);

(c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(d) no actions shall be required to perfect a security interest in (1) Vehicles or any other asset subject to a certificate of title, (2) letter-of-credit rights, (3) the Equity Interests of any Person that is not a Material Subsidiary, (4) commercial tort claims with a value of less than $20,000,000 individually or (5) promissory notes evidencing debt for borrowed money in a principal amount of less than $20,000,000 individually, except, in the case of each of clauses (1), (2), (3) and (5), perfection actions limited solely to the filing of a UCC financing statement;

(e) no landlord lien waivers, estoppel certificates or collateral access agreements or letters shall be required to be delivered or obtained by the Issuer or any Guarantor;

(f) no mortgage in respect of fee owned or leased real property shall be required to be delivered or obtained by the Issuer or any Guarantor; and

(g) no actions shall be required to enter into any source code escrow arrangement or register any intellectual property.

It is understood and agreed that, prior to the discharge of the Senior Secured Credit Facilities Obligations, to the extent that the Senior Secured Credit Facilities Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date)), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Senior Secured Credit Facilities Collateral Agent in respect of any such matters under the Senior Secured Credit Facilities shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

All terms used in this Section 12.07 and defined in the UCC and not otherwise defined in this Indenture have the meanings given to such terms in the UCC; provided that the term “instrument” has the meaning given to such term in Article 9 of the UCC.

SECTION 12.08. Notes Collateral Agent.

(a) The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor

Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Issuer or any Guarantor (i) incurs any Junior Priority Obligations at any time when no Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement is in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement in favor of a designated agent or representative for the holders of the Junior Priority Obligations so incurred and that such execution and delivery is permitted by the terms hereof and all conditions precedent relating to such execution and delivery have been satisfied, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agent) without any obligation to review or negotiate the terms thereof, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent and the Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserve the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document (without any obligation to review or negotiate the terms thereof). Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of this Section 12.08 and Sections 13.03 and 13.04; provided that no Officer’s Certificate shall be required in connection with the Security Documents and the Equal Priority Intercreditor Agreement to be entered by the Notes Collateral Agent on the Issue Date. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

(y) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa) The Issuer and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Issuer pursuant to Section 4.04) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Issuer and the Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

(bb) Section 7.07 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in its capacity as such.

SECTION 12.09. Post-Closing Deliverables. The Issuer agrees that it will deliver, or will cause to be delivered, to the Notes Collateral Agent (or its bailee or agent pursuant to the terms of the First Lien Intercreditor Agreement) the items described on Schedule I by the times specified on such Schedule I with respect to such items, or such later time as the Senior Secured Credit Facilities Collateral Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Indenture and the other Note Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule I within the time periods required by Schedule I), rather than as elsewhere provided in the Note Documents.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Issuer and/or any Guarantor:

TKO Worldwide Holdings, LLC

6650 S Torrey Pines Drive

Las Vegas, NV 89118

Attention:

Email:

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Hui Lin

Email:

If to the Trustee:

U.S. Bank Trust Company, National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: TKO Worldwide Notes Administrator

If to the Notes Collateral Agent:

U.S. Bank Trust Company, National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: TKO Worldwide Notes Administrator

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication (including posting of information as contemplated by the provisions described under Section 4.03) will be deemed given on the first date on which publication is made and notices given electronically or by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting. Notices sent by overnight delivery service will be deemed given on the next Business Day after timely delivery to the courier and notices given electronically will be deemed given when sent. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

Each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elect to give the Trustee or the Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Notes Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s or Notes Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. The Trustee or the Notes Collateral Agent, as applicable, shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee or the Notes Collateral Agent, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 13.02. [Reserved].

SECTION 13.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a) An Officer’s Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; provided that an Officer’s Certificate shall not be required in connection with the entering into of the Supplemental Indenture, the Security Documents and the Equal Priority Intercreditor Agreement; and

(b) An Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that an Opinion of Counsel shall not be required in connection with (i) the issuance of the Notes that are issued on the Issue Date and (ii) the entering into of the Supplemental Indenture, the Security Documents and the Intercreditor Agreements.

SECTION 13.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.06. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or entities, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees, this Indenture, the Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or Acceptable Junior Priority Intercreditor Agreement or any Security Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.07. Governing Law; Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INDENTURE AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE RESIDING IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE BROUGHT IN THE COURTS REFERRED TO ABOVE AND TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION

SECTION 13.08. Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT, AND EACH HOLDER BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09. Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings, the Issuer or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.11. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

SECTION 13.12. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.13. Intercreditor Agreements.

Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Equal Priority Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into (x) the Equal Priority Intercreditor Agreement on the Issue Date and (y) the Junior Priority Intercreditor Agreement or any Acceptable Junior Priority Intercreditor Agreement, if applicable, after the Issue Date in accordance with Section 12.08(l) and Section 9.01(18), in each case as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions as they relate to the Equal Priority Intercreditor Agreement are intended as an inducement to the lenders under the Senior Secured Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Equal Priority Intercreditor Agreement.

SECTION 13.14. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

SECTION 13.15. Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.16. USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following page]

TKO WORLDWIDE HOLDINGS, LLC

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

TKO GUARANTOR, LLC

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

PRIDE FC Worldwide (Japan), LLC
Pride FC Worldwide Holdings, LLC
Pride FC Worldwide, LLC
WEC Holdings, LLC
Worldwide Z Holdings, LLC
CHINA PI MANAGEMENT, LLC
FLD PRODUCTIONS, LLC
FORZA, LLC
MAYMAC LLC
MMANDO MANAGEMENT, LLC
TWINE MANAGEMENT, LLC
ULTIMATE FIGHTING PRODUCTIONS INTERNATIONAL, LLC
ULTIMATE FIGHTING PRODUCTIONS, LLC
VIGORE, LLC
WFA ENTERPRISES, LLC
Worldwide MMA Holdings, LLC
ZUFFA AUSTRALIA, LLC
ZUFFA BRAZIL, LLC
ZUFFA CANADA, LLC
ZUFFA EXPO, LLC
ZUFFA HOLDING COMPANY, LLC
Zuffa Interactive Investor, LLC
ZUFFA INTERNATIONAL, LLC
ZUFFA IRELAND, LLC
Zuffa Licensor, LLC
ZUFFA MARKETING, LLC
ZUFFA MEXICO, LLC
Zuffa Mexico PI Management, LLC
ZUFFA MUSIC, LLC

[Signature Page to Indenture]

ZUFFA ON DEMAND, LLC
ZUFFA RECORDS, LLC
ZUFFA TAPS, LLC
ZUFFA, LLC
World Wrestling Entertainment, LLC
TKO Worldwide, LLC
TKO InvestCo, LLC
TKO ServiceCo, LLC
TKO Boxing Promotions, LLC
UFC Australia, LLC
Trans World International, LLC
TWI Productions, LLC
On Location X, LLC
On Location HoldCo, Inc.
On Location Holdings, LLC
On Location Parent, LLC
On Location Buyer, LLC
On Location Events, LLC
Anthony Travel, LLC
OL Experiences, LLC
BKSTG HOLDINGS, LLC
OL Experiences RE, LLC
WU HOLDINGS, LLC
OL Experiences Canada, LLC
On Location Live, LLC
On Location LA, LLC
On Location Events Production, LLC
Kreate Events, LLC
Nomadic Entertainment Group, LLC
PrimeSport Holdings Inc.
qcue, inc.
PrimeSport, LLC
Executive Marketing Services, LLC
North America Sports Media Holdings, LLC
North America Sports Media, LLC
Steve Furgal’s International Tennis Tours, LLC
CID Entertainment, LLC
Curadora, LLC
Future Beat, LLC
PBR Oklahoma Freedom, LLC
IMG BR, LLC
PBR Carolina, LLC
Professional Bull Riders, LLC
PBR Music, LLC
each as a Guarantor

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Indenture]

SCHEDULE I

POST-CLOSING DELIVERABLES

1.

To the extent not delivered on the Issue Date, the Issuer shall deliver to the Notes Collateral Agent, on or before the date that is thirty (30) days after the Issue Date, such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of Patents, Trademarks or Copyrights or material exclusive Copyright Licenses granted by each Grantor and naming any Grantor or the Grantors as debtors and the Notes Collateral Agent as secured party.

2.

To the extent not delivered on the Issue Date, the Issuer shall deliver to the Notes Collateral Agent, on or before the date that is thirty (30) days after the Issue Date, an executed Amended and Restated Intercompany Note which will amend and restate that certain Intercompany Note, dated as of August 18, 2016 (as amended, supplemented or otherwise modified from time to time) previously delivered to the Senior Secured Credit Facilities Collateral Agent.

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [    ]

ISIN [    ]1

[RULE 144A][REGULATION S] GLOBAL NOTE

6.500% Senior Secured Notes due 2031

No. ___	[$______________]

TKO WORLDWIDE HOLDINGS, LLC

TKO Worldwide Holdings, LLC promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]2 [of ________________________ United States Dollars]3 on November 15, 2031.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

[1]	Rule 144A Note CUSIP: 888923 AA7
Rule 144A Note ISIN: US888923AA75
Regulation S Note CUSIP: U88923 AA2
Regulation S Note ISIN: USU88923AA26
[2]	Use bracketed language for a Global Note.
[3]	Use bracketed language for a Definitive Note.

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

TKO WORLDWIDE HOLDINGS, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee
Dated:

By:
Authorized Signatory

[Back of Note]

6.500% Senior Secured Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. TKO Worldwide Holdings, LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.500% per annum from November 13, 20264 until maturity. The Issuer will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be May 15, 2027. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that all payments of principal of and interest and premium, if any, on all Global Notes shall be made in accordance with the Depositary’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date is not a Business Day at the place of payment, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of November 13, 2026 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Secured Notes due 2031. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[4]	With respect to the Initial Notes.

5. REDEMPTION AND REPURCHASE.

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, an Asset Sale Offer (or an Alternate Offer or Advance Offer), as applicable, as further described in the Indenture. The Issuer shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, Alternate Offer, Advance Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before delivering a notice of redemption of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

TKO Worldwide Holdings, LLC

6650 S Torrey Pines Drive

Las Vegas, NV 89118

Attention:

Email:

Subject to the terms of the Equal Priority Intercreditor Agreement and certain other restrictions, after the foreclosure upon and sale of the Collateral by the Controlling Collateral Agent, the net proceeds of any such sale will be distributed to the payment in full of all amounts owing to each of the Collateral Agents, on a ratable basis, and to the other Equal Priority Secured Parties and any other holder of Equal Priority Obligations on a pro rata basis, subject to any prior Liens on the Collateral. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Issuer’s and the Guarantors’ obligations under the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[  ] Section 4.10 [  ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

TKO Worldwide Holdings, LLC

U.S. Bank Trust Company, National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Re: 6.500% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of November 13, 2026 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S WHICH PROVISION MAY NOT BE RULE 144. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [  ] such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(b) [  ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. [  ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [  ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [  ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 888923 AA7), or

(ii)	[ ] Regulation S Global Note (CUSIP U88923 AA2), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

  [CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 888923 AA7), or

(ii)	[ ] Regulation S Global Note (CUSIP U88923 AA2), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

TKO Worldwide Holdings, LLC

U.S. Bank Trust Company, National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Re: 6.500% Senior Secured Notes due 2031

Reference is hereby made to the Indenture, dated as of November 13, 2026 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [  ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [  ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.

Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________], by [__________________] (the “Guaranteeing Subsidiary”), a subsidiary of the Issuer, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of November 13, 2026 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.500% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned such terms in the Indenture.

(2) Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) Ratification Of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT E

[FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT]

E-1